      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 21, 2000
                                                     REGISTRATION NO: 333-88737

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------


                                 AMENDMENT NO. 6

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933


                                 --------------
                         INFINITE TECHNOLOGY GROUP LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                --------------


              NEW YORK                        7379                     11-3140209
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION NUMBER)

                                --------------
                         INFINITE TECHNOLOGY GROUP LTD.
                               77 JERICHO TURNPIKE

                             MINEOLA, NEW YORK 11501
                                 (516) 877-1605

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 --------------
                                  MARK DRESNER
                              CHAIRMAN OF THE BOARD

                         INFINITE TECHNOLOGY GROUP LTD.
                               77 JERICHO TURNPIKE

                             MINEOLA, NEW YORK 11501
                                 (516) 877-1605

      (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE OF PROCESS)

                                 --------------
                          COPIES OF COMMUNICATIONS TO:
                                 --------------


        CRAIG S. LIBSON, ESQ.            KENNETH S. GOODWIN, ESQ.
        BAER MARKS & UPHAM LLP         COLEMAN, RHINE & GOODWIN LLP
          805 THIRD AVENUE                750 LEXINGTON AVENUE
       NEW YORK, NEW YORK 10022         NEW YORK, NEW YORK 10022
      TELEPHONE: (212) 702-5700         TELEPHONE: (212) 317-8880
      TELECOPIER: (212) 702-5941       TELECOPIER: (212) 317-1970



                                --------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                --------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------
--------------------------------------------------------------------

WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. ALTHOUGH WE ARE PERMITTED BY U.S. FEDERAL SECURITIES LAWS TO OFFER THESE SECURITIES USING THIS PROSPECTUS, WE MAY NOT SELL THEM OR ACCEPT YOUR OFFER TO BUY THEM UNTIL THE DOCUMENTATION FILED WITH THE SEC RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SEC. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.



                   SUBJECT TO COMPLETION, DATED JULY 21, 2000

PROSPECTUS



                                1,500,000 SHARES



[GRAPHIC OMITTED]

                         INFINITE TECHNOLOGY GROUP LTD.
                                  COMMON STOCK

                                ----------------

     This is an initial public offering of common stock by Infinite Technology Group Ltd. There is currently no public market for our common stock. We anticipate that the initial public offering price will be between $10.00 and $12.00 per share.

                               ----------------


     We have applied to have our common stock approved for listing on the American Stock Exchange under the symbol "ITL."


                               ----------------


                                                              PER SHARE       TOTAL
                                                             -----------   ----------
Initial public offering price ............................      $           $
Underwriting discounts and commissions ...................      $           $
Proceeds to Infinite Technology Group, before expenses ...      $           $

                               ----------------


     Infinite Technology Group has granted the underwriters an option for a period of 30 days to purchase up to 225,000 additional shares of common stock.



                               ----------------
          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                               ----------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------
AUERBACH, POLLAK & RICHARDSON, INC.

                            ROTH CAPITAL PARTNERS, INC.

                                         MERCER PARTNERS, INC.
                                            IPOSyndicate.com


                                         , 2000

                                TABLE OF CONTENTS



                                                    PAGE
                                                 ---------
Prospectus Summary ...........................        3
Risk Factors .................................        6
Forward-Looking Statements ...................       11
Use of Proceeds ..............................       12
Dividend Policy ..............................       12
Capitalization ...............................       13
Dilution .....................................       14
Selected Combined/Consolidated
   Financial Data ............................       15
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ................................       16


                                                    PAGE
                                                 ---------
Business .....................................       20
Management ...................................       28
Certain Transactions .........................       35
Principal Shareholders .......................       37
Description of Capital Stock .................       38
Shares Eligible for Future Sale ..............       39
Underwriting .................................       40
Legal Matters ................................       43
Experts ......................................       43
Where You Can Find More Information ..........       44
Index to Combined/Consolidated
   Financial Statements ......................      F-1

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the financial statements, before making an investment decision.

                                   OUR COMPANY

OVERVIEW

     Infinite Technology Group is a versatile supplier of information technology
(IT) services that enable our clients to use computer technology and the Internet to improve their business. We originated in 1993, principally as a value-added reseller of computer hardware systems and components. We have currently established technology and marketing alliances with approximately 20 technology manufacturers, including SUN Microsystems and Compaq/Digital Equipment Corporation. During the past three years we have focused on expanding our scope of services by adding systems integration, maintenance and on-site consulting services, although most of our revenues continue to be derived from sales of computer hardware systems to corporate clients. The Internet and its effect on commerce and communications has provided an opportunity for us to build on our skills and experience to provide Internet architecture services in addition to our current offerings.

     We have recently expanded our capabilities to enable us to become a full service provider of information technology, Internet and e-commerce services that identifies, designs, builds, deploys and maintains comprehensive solutions for major U.S. corporations and other users of large-scale computing systems.

     Our business strategy targets two primary areas for information technology projects:

     o Internet/e-commerce solution design and implementation, including hosting, where a client's solution resides on our server, and maintenance of interactive applications; and

     o Information technology systems integration, system maintenance and hardware and software sales.

     We currently serve approximately 100 clients in the Northeast, primarily in the New York metropolitan area, although we have been dependent on a few customers for a significant portion of our revenue. Our clients include 1-800-FLOWERS.com, The Chase Manhattan Bank, Citibank, StarMedia, Time Inc., CNN, Simon & Schuster, TIAA/CREF, The Bank of New York and Compaq Computer. To date, we have principally provided hardware sales and, to a lesser extent, systems integration and maintenance services to these clients. With our new data center presence in the Washington, D.C. area, we expect to significantly expand our business to clients in that area as well.

     We combine a proven track record of systems integration, strategic relationships with major technology manufacturers, and an extensive understanding of Internet technologies. Our ability to provide not only the design and consulting services, but also the configuration and integration of the system, the hardware components, the Internet access, the Internet solution hosting, as well as the ongoing maintenance and support services, permits us to offer our clients a long-term commitment and relationship in which we assume full responsibility for the implementation and continuing success of their Internet projects. We believe our ability to combine an extensive array of products and services gives us a competitive advantage. In addition to our sales of computer hardware and software, which accounted for approximately 90% of our 1999 revenues, our client services also include:



  o Strategic consulting               o Creative design services
  o System/network design              o Internet access
  o Systems integration                o Security and virtual private networks
  o Internet application development   o System support and maintenance


     Our expansion and growth has come from applying our expertise and client and supplier relationships to new business opportunities arising from the changing information technology environ-ment. Our goal is to continually grow and expand our capabilities, revenues and profitability. We expect this growth to come from internal expansion of our capacity and the increase in business opportunities represented by our existing client base, as well as by acquisition of complementary businesses which bring new capabilities and/or additional customer bases.

     Historically, we have provided hardware components and related integration services for Internet architecture projects designed and implemented by third parties. During the past year we have acquired the exclusive use of two Internet data centers and related service offerings through our acquisition of Infinite Technology Information Services, Inc. ("ITIS"). This acquisition enables us to undertake the design and implementation of Internet architecture projects. These projects generally fall into two categories:

          "Internet-enable" existing "brick and mortar" businesses. Creating an Internet presence for clients to provide communication and/or e-commerce capabilities for an existing business, by integrating existing legacy computer systems to function seamlessly with Internet based technologies.

          "Concept-to-commerce" services. Assessing the technical feasibility of developing web-based and e-commerce businesses and designing and implementing an infrastructure for the new business venture.

     Our principal executive offices are located at 77 Jericho Turnpike, Mineola, New York 11501, our telephone number is (516) 877-1605 and our Internet website address is www.itgl.com. The information contained on our Internet site is not part of this prospectus.

                                  THE OFFERING



Common stock offered........   1,500,000 shares


Common stock to be outstanding after

 the offering...............   5,962,500 shares


Use of proceeds.............   We plan to use the net proceeds of this
                               offering to repay debt, to expand our Internet infrastructure and services, to make S corporation distributions, for possible acquisitions of complementary businesses, and for working capital and general corporate purposes.


Risk factors................   The securities we are offering involve a high
                               degree of risk and immediate substantial dilution to new investors and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors" and "Dilution."



Proposed American Stock Exchange
 symbol.....................   ITL



     Unless stated otherwise, the information contained in this prospectus (1) assumes that our common stock will be sold at $11.00 per share and (2) assumes that the underwriters' over-allotment option is not exercised.

                             SUMMARY FINANCIAL DATA

     The following table summarizes the combined/consolidated financial data for our business. You should read the following summary financial data together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Combined/Consolidated Financial Statements and the corresponding Notes, beginning on page F-1 of this prospectus.



                                                                                                    THREE MONTHS
                                                    YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                  ----------------------------------------------------------- ------------------------
                                       1995         1996        1997       1998       1999        1999        2000
                                  ------------- ------------ ---------- ---------- ---------- ----------- ------------
                                   (UNAUDITED)                                                      (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales .......................   $ 16,837      $ 18,391    $22,906    $25,781    $48,817     $ 8,915     $ 17,845
Operating income (loss) .........         69           328        (29)      (177)       169         236          619
Net income (loss) ...............         68           281       (120)      (354)      (242)        154          449
Net income (loss) per share:
 Basic ..........................   $    .01      $    .05    $  (.02)   $  (.06)   $  (.04)    $   .02     $    .07
 Diluted ........................   $    .01      $    .05    $  (.02)   $  (.06)   $  (.04)    $   .02     $    .07
Pro forma net income
 (loss)(1) ......................   $     37      $    153    $   (74)   $  (242)   $  (242)    $   154     $    248
Pro forma net income (loss)
 per share:
 Basic ..........................   $    .01      $    .03    $  (.01)   $  (.04)   $  (.05)    $   .03     $    .05
 Diluted ........................   $    .01      $    .03    $  (.01)   $  (.04)   $  (.05)    $   .03     $    .05



                                      AS OF MARCH 31, 2000
                                    -------------------------
                                                 PRO FORMA
                                      ACTUAL   AS ADJUSTED(2)
                                    --------- ---------------
                                          (UNAUDITED)
                                        (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents .........  $   758      $12,280
Total assets ......................   14,817       26,032
Short-term debt(3) ................    4,900        3,900
Long-term debt(3) .................    1,758          258
Total liabilities .................   14,499       11,999
Shareholders' equity ..............      318       14,033


----------
(1) For all periods presented, we were treated as an S corporation and were not subject to income taxes. Pro forma net income (loss) reflects federal, state and local income taxes as if we had not elected S corporation status for income tax purposes. Upon completion of this offering, our S corporation status will terminate.



(2) The pro forma as adjusted balance sheet data reflects the net proceeds of the offering, or $14.3 million after deducting underwriting discounts and offering expenses and the satisfaction of $2.5 million of indebtedness. Upon the closing of this offering, we intend to make an S corporation distribution aggregating approximately $240,000 to Mark Dresner and James McGowan, our principal shareholders, to cover their tax liability. We made distributions aggregating $360,000 to Mr. Dresner and Mr. McGowan through July 17, 2000. These distributions, which together aggregate $600,000, are reflected in the pro forma as adjusted column as a reduction of shareholders' equity.


(3) At March 31, 2000, short-term debt included $4.0 million outstanding under our bank line of credit; $100,000 of the current portion of our term loan; and $800,000 due to Wolotsky Enterprises in connection with the ITIS merger. Our long-term debt includes $1.5 million under our line of credit and $258,000 under our term loan. Borrowings under our line of credit mature on various dates. Under our arrangement with the bank, we will repay the amount borrowed under our line of credit in excess of $3.5 million at the time our initial public offering is completed, or August 31, 2000, whichever is earlier.

                                  RISK FACTORS

     Before you invest in our common stock, you should understand that such an investment involves various risks, including those described below. You should carefully consider the following risk factors as well as all of the other information contained in this prospectus before you decide to purchase shares of our common stock. As a consequence of any of the following risks, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE FACE RISKS RELATING TO OUR BUSINESS

WE GENERATED NET LOSSES DURING 1998 AND 1999 AND MAY GENERATE LOSSES IN THE

FUTURE

     We incurred net losses of $354,061 and $241,959 for the years ended December 31, 1998 and 1999, respectively; however, we generated net income of $153,624 and $448,501 for the three months ended March 31, 1999 and 2000, respectively. At March 31, 2000, we had shareholders' equity of $317,539. If we had not elected S corporation status for income tax purposes, our pro forma net losses would have been $242,061 and $241,959 for the years ended December 31, 1998 and 1999, respectively; and our pro forma net income for the three months ended March 31, 1999 and 2000 would have been $153,624 and $247,501, respectively. If our revenues grow more slowly than we anticipate or if operating expenses exceed our expectations, we may be unable to maintain profitability.

WE MAY NOT BE SUCCESSFUL IN EXPANDING OUR INTERNET SOLUTION SERVICES BUSINESS

     Historically, we have derived most of our revenues from systems integration, hardware sales and system maintenance services. Our growth strategy focuses on our ability to continue to expand our Internet related services. This shift in focus will divert our management's attention from our traditional services. We may not be able to successfully generate significant revenues from the Internet services we plan to deliver or be able to deliver these services profitably. In addition, our attempt to expand our Internet solution services business may adversely impact the profitability of our other business activities and limit our ability to grow those components of our business, placing us at a competitive disadvantage.

WE DEPEND UPON SUN MICROSYSTEMS AS A KEY SUPPLIER. ANY INTERRUPTION IN THAT RELATIONSHIP WOULD GREATLY RESTRICT OUR BUSINESS ACTIVITIES

     For the fiscal years ended December 31, 1998 and 1999 and for the three months ended March 31, 2000, more than 80% of our revenues from hardware sales resulted from the sale of products manufactured by SUN Microsystems. Although we have a long-standing relationship with SUN, this relationship may be terminated by SUN upon relatively short notice. Our written reseller arrangements with SUN are not exclusive. If we lose our status as an authorized reseller of SUN products, or if either our relationship with SUN or the industry's perception of SUN as a leading manufacturer of high quality computers, and Internet servers in particular, deteriorates, we could lose a significant portion of our hardware sales revenues.

WE MAY NOT BE ABLE TO RECRUIT AND RETAIN THE QUALIFIED PROFESSIONALS WE REQUIRE TO SUCCEED IN OUR BUSINESS

     Our future success depends in large part on our ability to recruit and retain project and engagement managers, engineers and other technical personnel and sales and marketing professionals. In addition, we must recruit and retain professionals who have expertise in technology advances and developments so that they can fulfill the increasingly sophisticated needs of our clients. Qualified professionals are in great demand and are likely to remain a limited resource in the foreseeable future. Competition for qualified professionals is intense, and the industry turnover rate is high. If we are unable to recruit and retain a sufficient number of qualified employees, the growth of our business could be hindered. In addition, clients or other companies seeking to develop in-house capabilities may hire away some of our key employees.

WE DEPEND ON OUR SENIOR MANAGEMENT TEAM, AND THE LOSS OF ANY MEMBER MAY ADVERSELY AFFECT OUR BUSINESS

     We believe that our success will depend on the continued employment of our senior management team, particularly Mark Dresner, James McGowan and Paul Wolotsky. This dependence is especially important to our business because personal relationships are a critical element of obtaining and maintaining client engagements. If one or more members of our senior management team was unable or unwilling to continue in their present positions, these persons would be difficult to replace and, as a result, we might lose some of our client engagements. Any losses of client relationships could result in a decrease in our revenues.

POTENTIAL FUTURE ACQUISITIONS COULD BE DIFFICULT TO INTEGRATE AND COULD ADVERSELY AFFECT OUR OPERATING RESULTS

     One of our strategies for growth is the acquisition of businesses. We may not be able to find and consummate acquisitions on terms and conditions acceptable to us. The acquisitions we do undertake may involve a number of special risks, including:

     o Diversion of management's attention, which may make it difficult to complete existing projects and bid for new projects;

     o Potential failure to retain key acquired personnel, who may be difficult to replace. If we do not retain these individuals, it may be difficult for us to respond to our clients' needs;

     o Assumptions of unanticipated contractual liabilities and potential lawsuits, which could result in significant legal costs and distractions to our management;

     o Difficulties integrating systems, operations and cultures, which may lead to significant unexpected expenditures; and

     o Amortization of acquired intangible assets, which may adversely affect our earnings per share, and, consequently, the market price of our common stock.

FAILURE TO MANAGE OUR GROWTH MAY DIMINISH OUR PROFITABILITY OR IMPAIR OUR ABILITY TO SERVICE OUR EXISTING BUSINESS

     We have grown rapidly in revenues and in the number of our key employees and executives. Our growth has resulted in new and increased responsibilities for management and will continue to place a significant strain on our management and our operating and financial systems. To accommodate the increased number of engagements and clients and the increased size of our operations, we will need to recruit and retain the appropriate personnel to manage our operations. We will also need to improve our operational, financial and management processes and systems. If we fail to successfully implement and integrate these systems or if we are unable to expand these systems to accommodate our growth, we may not have adequate, accurate or timely financial and operational information to effectively manage the growth of our business. As a result, we may lose important client engagements, which might lead to a decline in our profitability.

WE HAVE RELIED AND EXPECT TO CONTINUE TO RELY ON A LIMITED NUMBER OF CLIENTS FOR A SIGNIFICANT PORTION OF OUR REVENUES. IF WE LOSE ONE OR MORE OF THESE CLIENTS, OUR FINANCIAL PERFORMANCE COULD SUFFER

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. The amount of work that we perform for a specific client is likely to vary from year to year, and a significant client in one year may not use our services in a subsequent year. To the extent that any significant client uses less of our services or terminates its relationship with us, our revenues could decline substantially. As a result, the loss of any significant client could seriously diminish our revenues and our financial performance. In 1999, our ten largest clients generated approximately 60% of our revenues, with two clients, The Chase Manhattan Bank and StarMedia, accounting for 17% and 12%, respectively, of our revenues. For the three months ended March 31, 2000, our ten largest clients generated approximately 68% of our revenues, with two clients, StarMedia and KOZMO.com, accounting for 19% and 18%, respectively, of our revenues.

FAILURE TO MEET CLIENT EXPECTATIONS COULD RESULT IN LOSSES AND NEGATIVE
PUBLICITY

     We create, implement and maintain applications that are often critical to our clients' businesses. Any defects or errors in our applications or failure to meet clients' expectations could result in:

     o  Delayed or lost revenues due to adverse client reaction;

     o  Requirements to provide additional services to a client at no charge;

     o Negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; and

     o Claims for substantial damages against us, regardless of our responsibility for the failure.

     While many of our contracts limit our liability for damages that may arise from negligent acts, errors, mistakes or omissions in rendering services to our clients, these contractual provisions may not protect us from liability for damages in the event we are sued. Any claims for damages, even if not true, could result in significant legal and other costs and negative publicity. Furthermore, our general liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to any future claim. The successful assertion of any large claim against us could result in a large monetary judgment against us and could seriously harm our existing client relationships and our ability to attract new clients. Even if not successful, these claims could result in significant legal and other costs and may be a distraction to management.

WE MAY LOSE MONEY ON FIXED-PRICE CONTRACTS

     Although a small portion of our revenues in 1999 was derived from fixed-price contracts relating to our systems maintenance service, we anticipate that this amount will increase in the future. If we miscalculate the resources or time we need to complete fixed-price engagements, our operating results could be seriously harmed. The risk that miscalculations will occur is relatively high because we work with complex technologies in compressed time frames.

OUR GROWTH WILL BE INHIBITED IF THE DEVELOPMENT OF INTERNET COMMERCE IS SLOWER THAN EXPECTED

     If Internet commerce does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be harmed. We have dedicated our resources and focused our business plan to service the growing need for Internet solutions arising from the acceptance and use of the Internet in commerce and communications. We have done so based on the presumption that a viable market for Internet solutions will emerge and be sustainable. If a viable and sustainable market for Internet solutions does not develop, our growth could be negatively affected. Even if an Internet solutions market develops, we may not be able to differentiate our services from those of our competitors. If we do not differentiate our services, our revenue growth and operating margins may decline, and we may not recover the resources dedicated to these services.

RAPID TECHNOLOGY CHANGES BY OTHERS COULD CAUSE A DECLINE IN OUR REVENUES

     The computer hardware and software sold and used by us is subject to rapid change and frequent introduction of new products and product enhancements. This results in relatively short product life cycles and rapid product obsolescence. Therefore, our success depends in large part on the ability of SUN Microsystems and our other suppliers to identify and develop products that meet the changing requirements of the marketplace. If SUN and our other suppliers are unable to identify and develop these products, we may lose key clients to our competitors or have difficulty adding new clients, diminishing our revenues and financial performance. Further, if new or enhanced products are announced, clients may delay their purchasing decisions until the new or enhanced products are available. Purchasing delays by current or new clients will slow our growth and hurt our profitability.

WE COMPETE IN HIGHLY COMPETITIVE MARKETS AND ARE VULNERABLE TO LARGER AND MORE EXPERIENCED COMPETITORS

     Competition in the systems integration market and Internet solutions markets is intense. If we fail to compete successfully, our business could be seriously harmed. Our current competitors include, and may in the future include, the following:

     o Systems integrators, such as Andersen Consulting, IBM, Proxicom and Sapient Corporation;

     o Information technology consulting services providers, such as PricewaterhouseCoopers, KPMG, Electronic Data Systems and Computer Sciences Corporation;

     o Emerging web consulting firms, such as Agency.com, Razorfish, Scient Corporation and Viant Corporation;

     o Internet service providers, such as marchFIRST, Modem Media.Poppe Tyson, US Interactive and iXL Enterprises; and

     o Internal management and information technology departments of current and potential clients.

     Many of our competitors are larger and have greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than us. As a result, our competitors may be better able to finance acquisitions or internal growth or respond to technological changes or client needs, making it more difficult for us to attract clients and skilled employees, and to otherwise compete.

     Current and potential competitors also have established or may establish cooperative relationships among themselves or with third parties to increase their ability to address client needs. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, some of our competitors may develop services that are superior to, or have greater market acceptance than, the services that we offer. If we cannot compete effectively, our revenues and profitability could decline.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS OUR OPERATING RESULTS AND STOCK PRICE MAY DECREASE

     Proprietary software products or components, or business methodologies developed by us could provide us the ability to provide better or faster service to our clients or to provide unique services. We cannot guarantee that the steps we have taken to protect our proprietary rights will be adequate to deter misappropriation of our intellectual property. In addition, we may not be able to detect unauthorized use of our intellectual property and take appropriate steps to enforce our rights. If third parties infringe or misappropriate our trade secrets, copyrights, trademarks or other proprietary information, any competitive advantage provided by our intellectual property could be eliminated, leading to a loss of business opportunities and clients. This would cause our revenues and profitability to decrease. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claim that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management.

OUR QUARTERLY REVENUES AND OPERATING RESULTS COULD BE VOLATILE AND MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE

     Our quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate significantly in the future. Our operating results could be volatile and difficult to predict. As a result, period-to-period comparisons of our operating results may not be good indications of our future performance. Operating expenses may increase in each quarter, either on absolute terms or as a percentage of revenues, due to the potential hiring of large numbers of employees each quarter, which could result in increased salary expenses before the new employees begin to generate substantial revenues.

     A significant portion of our operating expenses, such as personnel and facilities costs, are fixed in the short term. We have also hired a large number of personnel in core support services, including technology infrastructure, recruiting, business development, finance and administration, in order to support our anticipated growth. Therefore, any failure to generate revenues according to our expectations in a particular quarter could result in losses for the quarter. In addition, our future quarterly operating results may not meet the expectations of securities analysts or investors, which in turn may cause the market price of our common stock to decline.

WE MAY NEED ADDITIONAL CAPITAL, WHICH MAY NOT BE AVAILABLE TO US, AND WHICH, IF RAISED, MAY DILUTE YOUR OWNERSHIP INTEREST IN US

     We may need to raise additional funds through public or private equity or debt financings in order to:

     o  Support additional capital expenditures;

     o  Take advantage of acquisition or expansion opportunities;

     o  Develop new services; or

     o  Address additional working capital needs.

     If we cannot obtain financing on terms acceptable to us, or at all, we may be forced to curtail some or all of these activities. As a result, we could grow more slowly or stop growing. Any additional capital raised through the sale of equity will dilute your ownership interest in us and may be on terms that are unfavorable to holders of our common stock.

INVESTORS FACE RISKS RELATING TO THIS OFFERING

OUR OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR STOCK WHICH WILL LIMIT THE ABILITY OF AN INVESTOR TO INFLUENCE CORPORATE MATTERS

     Upon completion of this offering, our directors, executive officers and their affiliates will beneficially own, in the aggregate, approximately 75% of our outstanding common stock, not including shares which may be acquired upon exercise of options they hold, or 72.1% if the underwriters exercise their over-allotment option. As a result, these shareholders will be able to exercise control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership is also likely to have the effect of delaying or preventing a change in control of our company, and therefore, may cause the market price of our common stock to decline.

INVESTORS IN THIS OFFERING WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION



     If you purchase common stock in this offering, you will pay more for your shares than the amounts paid by existing shareholders for their shares. As a result, you will experience immediate and substantial dilution of approximately $8.82 per share, representing the difference between our net tangible book value per share as of March 31, 2000, after giving effect to this offering, and the assumed public offering price of $11.00 per share. Investors in this offering will have contributed 97.7% of our net capital, but will own only 25.2% of our common stock. In addition, you may experience further dilution to the extent that shares of our common stock are issued upon the exercise of outstanding stock options and warrants. Substantially all of the shares issuable upon the exercise of currently outstanding stock options will be issued at a purchase price less than the public offering price per share in this offering. See "Dilution" for a more complete description of how the value of your investment in our common stock will be diluted upon the completion of this offering.

WE HAVE VARIOUS MECHANISMS IN PLACE THAT MAY PREVENT A CHANGE IN CONTROL OF OUR

COMPANY

     Our certificate of incorporation and bylaws may discourage, delay or prevent a change in control of our company. Our certificate of incorporation and bylaws:

     o Authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

     o Classify the board of directors with staggered, three-year terms, which may lengthen the time required to gain control of our board of directors; and

     o Prohibit cumulative voting in the election of directors, which would otherwise allow less than a majority of shareholders to elect director candidates.

     The existence of these provisions may adversely affect the price of our common stock, discourage third parties from making a bid for our company or reduce any premiums paid to our shareholders for their common stock.

SHARES BECOMING AVAILABLE FOR SALE COULD RESULT IN A DECLINE OF OUR STOCK'S MARKET PRICE AND DILUTE YOUR OWNERSHIP IN US



     Sales of a substantial number of shares of our common stock, including shares issued upon the exercise of outstanding options, in the public market after this offering could cause the market price of our common stock to fall. Of the 4,462,500 shares to be outstanding prior to this offering, 4,425,000 will be available for sale in the public market 90 days after this offering, subject to volume limitations imposed by Rule 144 of the Securities Act of 1933 and lock-up agreements. These potential sales could also impair our ability to raise capital through the sale of additional equity securities.



THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR INVESTORS PURCHASING SHARES IN THIS OFFERING

     The market price of our common stock is likely to be volatile and its value could decline. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions. Investors may not be able to sell their common stock at or above our initial public offering price.

                           FORWARD-LOOKING STATEMENTS

     In this prospectus, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other "forward-looking" information.

     You should not place undue reliance on these forward-looking statements. The sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                 USE OF PROCEEDS

     The net proceeds from the sale of the 1,500,000 shares of common stock offered by us will be approximately $14.3 million, assuming an initial public offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses.

     The primary purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public markets. We expect to use a substantial portion of net proceeds from this offering for working capital and other general corporate purposes. We also expect to apply significant portions of the proceeds to:

     o Spend approximately $2.0 million to expand our Internet infrastructure and services;

     o  Repay approximately $2.0 million of our bank debt;

     o  Satisfy $500,000 of debt incurred in the ITIS acquisition;

     o  Make S corporation distributions of approximately $240,000; and

     o  Fund possible acquisitions.



     Approximately $2.0 million of the proceeds of this offering will be used to repay a portion of our bank line of credit. As of the date of this prospectus, we had $5.5 million outstanding of the $7.5 million total credit line, all of which bears interest at prime rate plus 0.75%. This credit line expires on June 30, 2001, with the amount in excess of $3.5 million due at the earlier of the closing of this offering or August 31, 2000.



     In connection with our acquisition of ITIS, we issued a $500,000 promissory note to Wolotsky Enterprises, Inc., a shareholder of ITIS. Paul Wolotsky is the sole shareholder of Wolotsky Enterprises, Inc. and an officer and director of our company. The note bears interest at 8% and is due on the earlier of December 31, 2001, or the closing of this offering.

     From time to time, in the ordinary course of business, we evaluate potential acquisitions of complementary businesses, products and technologies. We currently have no commitments or agreements with respect to any acquisitions. Potential acquisitions could include businesses which strengthen our capacity in service offerings, or businesses which have developed or employ software products which we could resell or use in our e-commerce integration and service offerings.

     Management will have broad discretion in the allocation of the net proceeds after repayment of bank debt and the note issued in the ITIS acquisition. Pending these uses, the proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

     We currently intend to retain our future earnings to finance the operation and expansion of our business and we do not anticipate paying cash dividends on our common stock in the foreseeable future. Any future determination as to the payment of dividends will be at the discretion of our board of directors.

                                 CAPITALIZATION


     The following table presents our cash position and total capitalization as of March 31, 2000 (1) on an actual basis and (2) on a pro forma as adjusted basis to reflect the sale of shares of common stock by us in this offering at an assumed initial public offering price of $11.00 per share and the use of $2.0 million of the net proceeds to repay bank debt and $500,000 of the net proceeds to satisfy debt incurred in the ITIS acquisition which was consummated on March 2, 2000 and is reflected on a pro forma as adjusted basis. You should read the following information in connection with our Combined/Consolidated Financial Statements and the corresponding Notes beginning on page F-1 of this prospectus.




                                                                                  MARCH 31, 2000
                                                                             -------------------------
                                                                                            PRO FORMA
                                                                                               AS
                                                                               ACTUAL      ADJUSTED(1)
                                                                             ----------   ------------
                                                                                    (UNAUDITED)
                                                                                  (IN THOUSANDS)
Cash .....................................................................     $  758        $12,280
                                                                               ======        =======
Short-term debt(2) .......................................................     $4,900        $ 3,900
                                                                               ------        -------
Long-term debt(2) ........................................................      1,758            258
                                                                               ------        -------
Shareholders' equity
   Preferred stock, $.01 par value, 2,000,000 shares authorized, none
    issued and outstanding ...............................................         --             --
   ITG common stock, $.01 par value per share, 20,000,000 shares authorized, 6,250,000 shares issued and outstanding, actual, 5,962,500
    shares issued and outstanding pro forma as adjusted(3) ...............         63             60
   Additional paid-in capital ............................................       (134)        13,973
   Retained earnings .....................................................        389             --
                                                                               ------        -------
      Total shareholders' equity .........................................        318         14,033
                                                                               ------        -------
Total capitalization .....................................................     $6,976        $18,191
                                                                               ======        =======


----------

(1) The pro forma as adjusted balance sheet data reflects the net proceeds of the offering, or $14.3 million after deducting underwriting discounts and offering expenses and the satisfaction of $2.5 million of indebtedness. Upon the closing of this offering, we intend to make an S corporation distribution aggregating approximately $240,000 to Mr. Dresner and Mr. McGowan. We made S corporation distributions aggregating $360,000 to Mr. Dresner and Mr. McGowan through July 17, 2000. These distributions, which together aggregate $600,000, are reflected in the pro forma as adjusted column as a reduction in shareholders' equity.

(2) At March 31, 2000, short-term debt included $4.0 million outstanding under our bank line of credit; $100,000 of the current portion of our term loan; and $800,000 due to Wolotsky Enterprises in connection with the ITIS merger. Our long-term debt includes $1.5 million under our line of credit and $258,000 under our term loan. Borrowings under our line of credit mature on various dates. Under our arrangement with the bank, we will repay the amount borrowed under our line of credit in excess of $3.5 million at the time our initial public offering is completed, or August 31, 2000, whichever is earlier.

(3) The actual number of shares of common stock outstanding was 6,250,000 at March 31, 2000. After giving pro forma effect to the 1,500,000 shares of common stock being offered and the surrender for cancellation of 1,787,500 shares of common stock by the current shareholders on the effective date of the offering, but excluding outstanding options to purchase 1,456,980 shares of common stock at a weighted average exercise price of $6.71 per share and stock warrants to purchase 25,000 shares of common stock at an exercise price of $.01 per share, 5,962,500 shares of common stock will be outstanding.

                                    DILUTION



     As of March 31, 2000, our net tangible book value was $(722,279), or approximately $(0.12) per share. Net tangible book value per share is determined by dividing our net tangible book value, which is our total net tangible assets less total liabilities, by the number of shares of common stock outstanding. After giving effect to the sale of the shares of common stock offered in this offering at an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses, and after the surrender for cancellation of 1,787,500 shares of common stock by existing shareholders, and the estimated $600,000 S corporation distribution, our pro forma net tangible book value as of March 31, 2000 would have been $12,992,721, or $2.18 per share. This represents an immediate increase in net tangible book value of $2.30 per share to our shareholders and an immediate dilution in net tangible book value of $8.82 per share to new investors purchasing shares in this offering. The following table illustrates this per share dilution:





   Assumed initial public offering price per share ....................             $  11.00
      Net tangible book value per share as of March 31, 2000 ..........   $ (.12)
      Increase in net tangible book value per share attributable to new
        shareholders ..................................................     2.30
                                                                          ------
   Pro forma net tangible book value per share after this offering ....                 2.18
                                                                                    --------
   Dilution to new shareholders .......................................             $   8.82
                                                                                    ========


     The following table summarizes, on a pro forma basis as of March 31, 2000, the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid to us by the existing holders of common stock and by the new shareholders purchasing shares of common stock offered by us, at an assumed initial public offering price of $11.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.



                                     SHARES PURCHASED          TOTAL CONSIDERATION        AVERAGE
                                  -----------------------   -------------------------      PRICE
                                     NUMBER      PERCENT        AMOUNT       PERCENT     PER SHARE
                                  -----------   ---------   -------------   ---------   ----------
Existing shareholders .........   4,462,500        74.8%    $   380,000         2.3%     $  0.09
New shareholders ..............   1,500,000        25.2%     16,500,000        97.7%     $ 11.00
                                  ---------        ----     -----------        ----
   Total ......................   5,962,500         100%    $16,880,000         100%
                                  =========        ====     ===========        ====




     The foregoing table excludes 1,456,980 shares which may be acquired upon the exercise of presently outstanding stock options at a weighted average exercise price of $6.71 per share and 25,000 shares which may be acquired upon the exercise of outstanding warrants at a price of $.01 per share. The table also excludes the effect of $500,000 of consideration paid in the ITIS acquisition, which is being treated as a dividend for accounting purposes and 250,000 shares of common stock to be issued if we acquire MCSP, Inc., a company controlled by Paul Wolotsky, an officer and director of our company.

     As of March 31, 2000, there were outstanding options to purchase an aggregate of 1,456,980 shares of common stock adjusted to include 285,000 options granted on February 29, 2000, 10,000 options granted on March 6, 2000 and 125,000 options granted on May 30, 2000, at a weighted average exercise price of $6.71 per share under our stock option plans. In October 1999, we issued warrants to acquire 25,000 shares of common stock at a purchase price of $.01 per share. If all of these options and warrants had been exercised and the acquisition of MCSP had occured on March 31, 2000, before the issuance of common stock from this offering our net tangible book value would have been approximately $8,448,846, or $1.10 per share. On the issuance of common stock from this offering, our pro forma net tangible book value on March 31, 2000 would have been approximately $22,763,846, or approximately $2.96 per share, the increase in net tangible book value attributable to new investors would have been $1.86 per share and the dilution in net tangible book value to the new investors would have been $8.04 per share.

                  SELECTED COMBINED/CONSOLIDATED FINANCIAL DATA

     The following selected combined/consolidated financial data should be read in conjunction with the Combined/Consolidated Financial Statements and their corresponding Notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The balance sheet data as of December 31, 1996, 1997, 1998 and 1999 and the statement of operations data for the years ended December 31, 1996, 1997, 1998 and 1999 have been derived from the Combined/Consolidated Financial Statements for those years, which have been audited by Ernst & Young LLP, independent auditors. The balance sheet data as of December 31, 1995 and the statement of operations for the year ended December 31, 1995 are derived from the Financial Statements for that year which are unaudited. The balance sheet data as of March 31, 1999 and 2000 and the statement of operations data for the periods January 1 through March 31, 1999 and 2000 are derived from our unaudited interim Combined/Consolidated Financial Statements, which management believes includes all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation.



                                                                                                       THREE MONTHS
                                                                                                          ENDED
                                                      YEAR ENDED DECEMBER 31,                           MARCH 31,
                                   ------------------------------------------------------------- ------------------------
                                         1995          1996        1997       1998       1999        1999        2000
                                   --------------- ------------ ---------- ---------- ---------- ----------- ------------
                                     (UNAUDITED)                                                       (UNAUDITED)
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
   Net sales .....................  $     16,837     $ 18,391    $22,906    $25,781    $48,817    $  8,915     $ 17,845
   Operating expenses ............        16,768       18,063     22,935     25,958     48,648       8,679       17,226
   Operating income (loss) .......            69          328        (29)      (177)       169         236          619
   Net income (loss) .............            68          281       (120)      (354)      (242)        154          449
   Net income (loss) per
    share:

      Basic ......................  $        .01     $    .05    $  (.02)   $  (.06)   $  (.04)   $    .02     $    .07
      Diluted ....................  $        .01     $    .05    $  (.02)   $  (.06)   $  (.04)   $    .02     $    .07
   Pro forma net income

    (loss)(1) ....................            37          153        (74)      (242)      (242)        154          248
   Pro forma net income
    (loss) per share:

      Basic ......................  $        .01     $    .03    $  (.01)   $  (.04)   $  (.05)   $    .03     $    .05
      Diluted ....................  $        .01     $    .03    $  (.01)   $  (.04)   $  (.05)   $    .03     $    .05


                                                        AS OF DECEMBER 31,                            AS OF MARCH 31,
                                   ------------------------------------------------------------- -------------------------
                                            1995         1996       1997       1998       1999        1999         2000
                                   -------------     --------    -------    -------    -------   ---------     --------
                                      (UNAUDITED)                                                       (UNAUDITED)
                                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
   Cash and cash equivalents .....  $        187     $    158    $   152    $   637    $ 1,171    $    695     $    758
   Total assets ..................         4,365        2,823      4,605      8,464     12,109      10,950       14,817
   Short-term debt ...............           300          688      1,318      3,500      3,700       3,500        4,900
   Long-term debt ................            83          111         42        383      1,283         358        1,758
   Total liabilities .............         3,532        1,729      3,751      8,082     12,102      10,414       14,499
   Shareholders' equity ..........           833        1,094        854        383          7         536          318


----------
(1) For all periods presented, we were treated as an S corporation and were not subject to income taxes. Pro forma net income (loss) reflects federal, state and local income taxes as if we had not elected S corporation status for income tax purposes. Upon completion of this offering, our S corporation status will terminate.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following section should be read in conjunction with Infinite Technology Group's Combined/Consolidated Financial Statements and Notes to those financial statements beginning on page F-1 of this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions which could cause actual results to differ materially from management's expectations. Factors that could cause differences include those discussed in "Risk Factors."

OVERVIEW

     Infinite Technology Group is a versatile supplier of information technology services that enable our clients to use computer technology and the Internet to improve their business. We originated in 1993 principally as a value-added reseller of computer hardware systems and components. During the past three years we have focused on expanding our services orientation by adding systems integration, maintenance and on-site consulting services. To date, systems integration services have been provided only in conjunction with hardware sales; however, our maintenance services have been provided independent of hardware sales. The Internet and its effect on commerce and communications has provided an opportunity for us to build on our skills and experience to provide Internet architecture services.

     Historically, most of our revenues have come from the resale of computer hardware systems and related software products. We expect this to continue for the forseeable future. As our business focus shifts towards consulting and software system design services related to Internet-based applications and networks, we expect our revenues resulting from these services to increase.

     Although we continue to serve major U.S. corporations, we have widened our focus to include middle-tier businesses, for which we provide a broader range of services and can achieve higher gross margins. These businesses typically do not have large internal information technology departments and rely on our services more than larger clients with extensive in-house information technology capabilities. In addition, we typically generate higher profitability on product sales to these middle-tier customers.

     We believe that we are well positioned to provide the next generation of information technology services. We have entered into a Master Internet Services Agreement with MCSP, Inc. This corporation owns Internet data centers in Tysons Corner, Virginia and Washington, D.C., with a direct fiber optic connection to a major Internet connection point. MCSP is owned by Dr. Wolotsky, one of our officers and directors. The agreement provides us with exclusive access to MCSP's facilities for the provision of Internet connectivity and website and database hosting services, without the costs of building out such a facility, and we pay MCSP only for the usage of its facility. In addition, we have the option to acquire MCSP, if our usage of the facility reaches a minimum threshold. If we exercise this option, MCSP would be merged into our wholly-owned subsidiary, in exchange for 250,000 shares of our common stock.

RESULTS OF OPERATIONS

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31, 1999


     Revenues increased 100.2% to $17,845,443 for the three months ended March 31, 2000 as compared to $8,914,900 for the three months ended March 31, 1999. Product sales increased 102.2% to $15,979,013 for the three months ended March 31, 2000 as compared to $7,902,022 for the three months ended March 31, 1999. The significant increase in product revenue was due to the addition of new customers, as well as increased sales to existing customers. Service sales for the three months ended March 31, 2000 increased 68.3% to $1,705,136 as compared to $1,012,878 for the three months ended March 31, 1999. This increase was the result of the addition of new customers. Internet sales, consisting of services to e-commerce businesses and Internet connectivity, were $161,294 for the three months ended March 31, 2000 compared to no Internet sales for the three months ended March 31, 1999. These sales represent our entry into the Internet business.

     Gross profit increased to $2,999,375 or 16.8% of sales for the three months ended March 31, 2000 as compared to $1,358,577 or 15.2% of sales for the three months ended March 31, 1999. Gross profit relating to product sales was $2,295,588 or 14.4% of sales for the three months ended March 31, 2000 as compared to $780,127 or 9.9% of sales for the three months ended March 31, 1999. The increase in gross profit percentage during the three months ended March 31, 2000 was the result of more efficient purchasing of hardware and software, as well as our decision to forego business which does not meet our profitability requirements. In addition, due to the increased information processing needs of our customers, our product mix has shifted toward products with higher gross margins, such as high performance computing servers. Gross profit relating to service sales was 33.9% for the three months ended March 31, 2000 as compared to 57.1% for the three months ended March 31, 1999. This decrease was primarily the result of an increase in the number of service employees and the resulting increase in costs incurred as a result of the growth in our service business. We expect the gross profit percentage on service sales to improve from the March 31, 2000 level once the expected volume of service sales is attained. Gross profit on Internet sales was 78.2% for the three months ended March 31, 2000.

     Selling, general and administrative expenses increased 112.0% to $2,380,559 for the three months ended March 31, 2000 as compared to $1,123,013 for the three months ended March 31, 1999. As a percentage of sales, selling, general and administrative expenses were 13.3% and 12.6% for the three months ended March 31, 2000 and 1999, respectively. The increase in expenses resulted from additional commissions paid on the increased sales volume as well as the hiring of additional personnel necessary to support the increased sales volume and our shift toward Internet related service offerings.

     Interest expense, net of interest income, increased 105.4% to $168,286 for the three months ended March 31, 2000 as compared to $81,940 for the three months ended March 31, 1999. This increase was due to an increase in borrowings necessary to finance our revenue growth and the resulting increase in accounts receivable coupled with an increase in interest rates.

     We had net income $448,501 for the three months ended March 31, 2000 compared to net income of $153,624 for the three months ended March 31, 1999. The improvement in net income was due to the increase in sales and the overall improvement in gross profit margins.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

     Revenues increased 89.4% to $48,817,035 for the year ended December 31, 1999 as compared to $25,780,786 for the year ended December 31, 1998. Product sales increased 101.6% to $43,507,622 for the year ended December 31, 1999 as compared to $21,584,246 for the year ended December 31, 1998. The significant increase in product sales was due to the addition of new customers, as well as increased sales to existing customers generated by an increase in the size of our sales force. Service sales for the year ended December 31, 1999 increased 26.5% to $5,309,413 as compared to $4,196,540 for the year ended December 31, 1998. This increase was the result of the addition of new customers.

     Gross profit was 15.2% or $7,417,393 for the year ended December 31, 1999 compared to 17.3% or $4,466,218 for the year ended December 31, 1998. Gross profit relating to product sales was 10.0% or $4,349,187 for the year ended December 31, 1999 as compared to 7.5% or $1,618,067 for the year ended December 31, 1998. The increase in gross profit percentage during the year ended December 31, 1999 was the result of a purchasing program we instituted to more efficiently purchase hardware and networking components, and to better utilize credits in cooperative programs established by the manufacturers we have strategic alliances with, particularly with SUN Microsystems and Compaq Computer. In addition, during 1999 we terminated several less profitable sales arrangements. Due to greater information processing needs of our customers, our product mix during 1999 shifted toward products such as high performance computing servers, with higher gross margins. Gross profit relating to service sales was 57.8% for the year ended December 31, 1999 as compared to 67.9% for the year ended December 31, 1998. The decrease was the result of an increase in the number of employees and the resulting increase in costs incurred in response to the anticipated growth in our service business.

     Selling, general and administrative expenses increased 56.1% to $7,248,185 for the year ended December 31, 1999 as compared to $4,643,513 for the year ended December 31, 1998. Although the amount spent on selling, general and administrative expenses increased, these expenses as a percentage of sales decreased to 14.9% for the year ended December 31, 1999 as compared to 18.0% for the year ended December 31, 1998. The increase in expenses resulted from the hiring of additional personnel necessary to support the infrastructure needed relating to the increased sales volume as well as our shift toward Internet related service offerings.

     Interest expense, net of interest income, increased 117.9% to $429,277 for the year ended December 31, 1999 as compared to $196,973 for the year ended December 31, 1998. This increase was due to an increase in borrowings necessary to finance our revenue growth and resulting increase in accounts receivable.

     We generated a net loss of $241,959 for the year ended December 31, 1999 as compared to a net loss of $354,061 for the year ended December 31, 1998. This improvement was due to the increase in sales during 1999 and increases in gross margin for hardware sales.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

     Revenues increased 12.5% to $25,780,786 for the year ended December 31, 1998 as compared to $22,906,234 for the year ended December 31, 1997. Product sales increased 9.8% to $21,584,246 for the year ended December 31, 1998 as compared to $19,649,853 for the year ended December 31, 1997, due to the addition of new customers and increased sales to existing customers. Service sales increased 28.9% to $4,196,540 as compared to $3,256,381 for the year ended December 31, 1997. The service sales increase was due to the addition of new customers and increased billings with existing customers for various special projects over and above our normal monthly contract billings.

     Gross profit increased to $4,466,218, or 17.3%, for the year ended December 31, 1998 from $2,627,170, or 11.5%, for the 1997 period. Gross profit relating to product sales increased to $1,618,067 or 7.5% for the year ended December 31, 1998 compared to $458,324 or 2.3% for the year ended December 31, 1997. This increase was the result of the initiation in mid-1998 of a purchasing program instituted to more efficiently purchase hardware and networking components, and to better utilize credits in cooperative programs established by the manufacturers with whom we have strategic alliances, particularly with SUN Microsystems and Compaq Computer. In addition, due to greater information processing needs of our customers, our product mix shifted towards more high-end services and hardware, which generate higher gross margins. Gross profit relating to service sales was 67.9% for the year ended December 31, 1998 compared to 66.6% for the year ended December 31, 1997.

     Selling, general and administrative expenses increased to $4,643,513 during the year ended December 31, 1998 as compared to $2,656,620 for the year ended December 31, 1997. This increase was a result of the addition of both sales and technical personnel, together with the costs associated with the expansion of our helpdesk functionality and software systems required by these services.

     Interest expense, net of interest income, increased 106.2% to $196,973 for the year ended December 31, 1998 as compared to $95,540 for the year ended December 31, 1997. This rise was due to an increase in bank borrowings resulting from build up in both accounts receivable and inventory necessary to support the increased sales level.

LIQUIDITY AND CAPITAL RESOURCES



     Our current ratio at March 31, 2000 and 1999 was 1.08 and 1.04, respectively. Working capital at March 31, 2000 was $949,711, an increase of $537,212 as compared to March 31, 1999. The increase was due to the conversion of approximately $1,500,000 of short-term debt into long-term debt offset by the issuance of notes payable in connection with the ITIS merger.



     Cash used in operating activities was $893,035 for the three months ended March 31, 2000 and cash provided by operating activities was $181,335 for the three months ended March 31, 1999. Significant changes in accounts receivable, inventory and accounts payable were the direct result of the significant increase in sales. Cash used in investing activities was $266,861 and $76,939 for the three months ended March 31, 2000 and 1999, respectively, and was used to finance capital expenditures and the ITIS Merger in 2000 and capital expenditures in 1999. Cash provided by financing activities was $747,051 for the three months ended March 31, 2000, and included net proceeds from bank financings and cash used in financing activities was $46,215 for the three months ended March 31, 1999 and was used to repay notes.

     We have previously funded our operations principally from bank borrowings. As of March 31, 2000, we had a $7,500,000 line of credit with a bank which expires on June 30, 2001. Under the line of credit, the bank makes advances under notes with varying due dates and interest rates which range from the bank's prime rate plus three quarters of one percent to the bank's prime rate plus one and one-quarter percent. We also have a $500,000 term loan with the bank expiring on November 30, 2003 and bearing interest at 7.61%. Borrowings under the line of credit reduce automatically to $3,500,000 on the earlier to occur of either August 31, 2000, or the consummation of an initial public offering of our common stock. In connection with the increase in our line of credit to $7,500,000, the bank was issued 25,000 warrants to purchase our common stock at an exercise price of $0.01 per share over a five year period. As of the date of this prospectus, we had $5,500,000 outstanding under this line of credit.

     We expect to incur capital expenditures of approximately $2,000,000 over the next 12 months in connection with the upgrade and expansion of our new network operations data centers. As of March 31, 2000, we had cash of $758,276, and we believe that the net proceeds from the sale of common stock offered by this prospectus, together with cash provided from operations and borrowings available under our line of credit, will be sufficient to meet working capital and capital expenditure requirements for at least the next 24 months.

     Inflation did not have a material impact on our revenues or income from operations in 1997, 1998 or 1999 or during the three months ended March 31, 2000.

INTEREST RATE RISKS

     Our exposure to market rate risk for changes in interest rates relates primarily to our investments in money market accounts and our outstanding bank borrowings. We have not used derivative financial instruments in our investment portfolio.

     At March 31, 2000, our outstanding debt approximated $5,858,000, including approximately $358,000 of fixed rate obligations. If market rates decline, we run the risk that the related required payments on the fixed rate debt will exceed those based on the current market rate. We believe that the effect of any change in current market rates will not have a material effect on our results of operations.

     If there had been a 1% change in our variable rate debt, the interest expense would increase or decrease by approximately $37,000 based upon the weighted average outstanding variable rate borrowings during the year ended December 31, 1999, and by $13,000 based upon the weighted average outstanding variable rate borrowings during the three-month period ended March 31, 2000.

YEAR 2000 ISSUES

     In 1999, the Company upgraded a significant portion of its software so that its computer system would function properly with respect to dates in the year 2000 and thereafter. The Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the year 2000 date change. The Company is not aware of any material problems resulting from year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 is effective for all fiscal years beginning after June 15, 2000, which will affect us as of January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires the recognition of all of these derivatives as either assets or liabilities in the statement of financial position and the measurement of those instruments at fair value. We expect that the adoption of SFAS No. 133 will not have a material impact on our financial position or results of operations.

                                    BUSINESS

OVERVIEW OF OUR BUSINESS

     Infinite Technology Group is a broad-based and versatile independent supplier of information technology (IT) services that enable our clients to use computer technology and the Internet to improve their business. We originated in 1993 principally as a value-added reseller of computer hardware systems and components. We currently have technology and marketing alliances with approximately 20 technology manufacturers, including SUN Microsystems and Compaq/Digital Equipment. During the past three years we have focused on expanding our scope of services by adding systems integration, maintenance and on-site consulting services, although most of our revenues continue to be derived from sales of computer hardware systems to corporate clients. To date, we have provided these services primarily in conjunction with hardware sales. The Internet and its effect on commerce and communications has provided an opportunity for us to build on our skills and experience to provide Internet architecture services in addition to our current offerings.

     We have recently expanded our capabilities to enable us to become a full service provider of information technology, Internet and e-commerce services that identifies, designs, builds, deploys and maintains comprehensive solutions for major U.S. corporations and other users of large-scale computing systems.

     Our business strategy targets two primary focus areas for information technology projects:

     o Internet/e-commerce solution design and implementation, including hosting, maintenance of interactive applications; and

     o information technology systems integration, system maintenance and hardware and software sales.

     We currently serve approximately 100 clients in the Northeast, primarily in the New York metropolitan area, although we are dependent on a few customers for a significant portion of our revenues. Our clients include 1-800-FLOWERS.com, The Chase Manhattan Bank, Citibank, StarMedia, Time Inc., CNN, Simon & Schuster, TIAA/CREF, The Bank of New York, and Compaq Computer. To date, we have principally provided hardware sales and, to a lesser extent, systems integration and maintenance services to these clients. With our new data center presence in the Washington, D.C. area, we expect to expand our business significantly.

INDUSTRY OVERVIEW

     With recent advances in technology, IT companies are transforming the way they run their businesses and manage information. According to International Data Corporation (IDC), an independent market research firm, the information technology industry has experienced significant growth and IDC projects that:

     o Overall IT spending in the United States will grow from $351.5 billion in 1998 to approximately $545 billion by 2003;

     o The systems integration segment of this market will grow from approximately $50 billion in 1998 to more than $90 billion by 2003; and

     o The Internet and interactive integration services segment will grow from approximately $8 billion in 1998 to approximately $79 billion by 2003.

     Information technology companies such as ours provide their clients value by solving the complex challenges posed by changing technology, including:

     o The need to constantly adopt and implement new and rapidly changing technologies, with or without a significant in-house IT staff;

     o The need to develop long-term IT strategies including incorporation of the Internet and "e-business" models;

     o Achieving the required high degrees of integration among various company applications, networks, platforms and the Internet and among diverse business enterprises; and

     o The need to maintain significant technological infrastructure and support for all information technology needs including e-business applications and backup systems, 24 hours a day, 7 days a week.

     We believe that many information technology services providers focus on the less technically demanding areas of basic creative web design and simple transaction systems. They often lack the skills, financial resources and employees to provide scalability, flexibility and rigorous performance characteristics to overlapping legacy systems. We believe that these factors will grow in importance as established companies continue to Internet-enable complex and established information technology processes. This trend will give interactive information technology providers such as ITG, with its background of systems integration, a superior competitive position, compared to firms that emphasize website content and design.

     Companies are rapidly expanding their commercial use of the Internet beyond basic websites that act largely as "online brochures". They are using their web presence as an efficient platform for conducting transactions and establishing virtual storefronts. Traditional business functions such as customer service, supply chain management, employee training and communications are also shifting to the Internet. According to IDC, worldwide e-commerce is expected to soar from $50.4 billion in 1998 to approximately $1.3 trillion in 2003. We believe that our experience and expertise in system design and integration with complex existing software applications, which can sustain high volume, online processing capabilities and the large databases required for high-level e-commerce, make us particularly well-positioned to benefit from the growing demand from medium-to-large corporations to deploy advanced interactive services, streamline core operations and improve customer relationship management.

OUR STRENGTHS

     We are well positioned to respond to the growing demand for interactive integration services to satisfy changing information technology needs resulting from the influence of the Internet on business and communications. Our experience as a systems integrator, value added reseller and strategic consultant affords us the range of required skills to deliver full service solutions. We believe our ability to combine an extensive array of products and services gives us a competitive advantage. In addition to our sales of computer hardware and software, which accounted for approximately 90% of our 1999 revenues, our client services also include:



 o Strategic consulting                o Creative design services
 o System/network design               o Internet access
 o Systems integration                 o Security and virtual private  networks
 o Internet application development    o System support and maintenance


     We believe that our experience and skills drawn from our success as a reseller of complex computer hardware components and as a systems integrator has provided us with the strengths to effectively meet the complex needs of a wide range of institutional systems users and provides us with a strategic advantage over typical service providers. These strengths include:

     Premier reputation among high profile clients. We enjoy a strong reputation for delivering complete, cost-effective IT solutions to a wide range of clients. This track record of success in customized projects positions us well to work with new and existing partners to develop solutions to the emerging challenges now facing corporate clients.

     Strategic marketing alliances. We have established technology and marketing alliances with approximately 20 technology manufacturers, software developers and distributors, including SUN Microsystems, Compaq/Digital Equipment Corporation, Merisel, Nortel and IBM. Each of these "partners" is either a major company in its field or a developer of a unique software product. Our alliances with these companies are as approved participants or vendors in their sales and marketing programs.

     Comprehensive e-commerce application design and consulting. We provide comprehensive services to a variety of business enterprises, in varying stages of development. Although our experience includes work on projects for enterprises as large as The New York Stock Exchange and MCI, our target customer is the mid-sized business organization which seeks to maximize its opportunities on the Internet without undermining its existing IT environment.

     Natural extension of classic systems integration. Internet-enabling clients requires the integration of another platform, that is, Internet protocol applications, to an existing network environment. This process includes providing a user with secure access to databases, while protecting the integrity of the data. It also includes providing a system for communications among various hardware and software components, as well as users of the system.

     Full in-house creative and graphic design services. To customize the "look and feel," and features of a website interface requires extensive efforts of graphic artists and web design professionals. We have an internal staff of web design specialists who work in conjunction with our systems integration and software developers to provide an Internet interface that coordinates functionality with attractiveness to the user. In addition to text and graphics, audio and video components and animation may be included to enhance the Internet experience.

     Application outsourcing, web hosting and connectivity services. Our data centers have direct high bandwidth access to the Internet with which we are able to provide Internet connectivity and website hosting services internally, rather than through third party service providers or through a company unrelated to the design and construction of the site. We believe that this not only provides clients with an added convenience, resulting from our "one stop" service, but also permits a more efficient and effective implementation of the Internet solution.

OUR STRATEGY

     Our strategy is to leverage our strengths to provide a one-stop solution to the information technology needs of corporate and institutional clients. We will continue to provide components of solutions, such as hardware sales, integration services or Internet hosting, as desired by our clients. However, we believe that technological advances in hardware and software, computing platforms and the integration of the Internet and e-commerce have resulted in a need to address the information technology requirements of the client with a complete technology solution. This solution will generally encompass many product and service components. We are continuing to expand our in-house capabilities to be able to provide existing and new clients with this full range of services.

     We are addressing the solution creation process in three phases:


 "DEFINE AND DESIGN"      "CONSTRUCT AND CONNECT"      "INSTALL AND IMPLEMENT"
---------------------   -------------------------     ------------------------

o Define client needs   o Internet-enable the            o Implement new
  and goals               environment                      computing
                                                           environment
o Assess existing       o Integrate multi-platform
  technology and          legacy systems                 o Provide the
  infrastructure                                           e-commerce engine

o Explore potential     o Develop new Internet           o Test and fine tune
  solutions               protocol-based                   environment
                          applications, implement
o Design Internet-        databases, develop web-        o Implement customer
  based solution          enabled interfaces               support plan

Define and Design

     This critical first phase assists the client in identifying its business goals and designing a solution, whether Internet or non-Internet based. We assess the existing technology and infrastructure and fully explore potential solutions. We then present our client with a complete solution, from design to deployment. This phase concludes with a design specification of the Internet-based solution.

     The Define and Design phase is an impartial assessment of the client's overall operating environment and its impact on the company's business objectives. Our experienced team of business specialists, Internet technologists and digital media specialists work in unison with the client's own staff to develop a plan that becomes a collaborative solution. It also serves as an important first step in a strong relationship between us and our customer, often resulting in future engagements.

     There are a number of perspectives considered in this assessment. These considerations include:



 o Workflows                           o Performance criteria
 o External influences                 o Delivery mechanisms
 o Existing systems design             o Customer support issues
 o Legacy systems                      o Cost
 o Network infrastructure              o Time frames
 o Deployment processes and schedules  o Competitor capabilities
 o Client experience                   o Business  objectives, including
                                         operating efficiencies and expansion of
                                         capabilities


     We provide the client with a unified approach which addresses the technical plan for network infrastructure modifications, the addition and integration of new hardware and software components, the graphical and multimedia components of the website and the deployment plan.

Construct and Connect

     In this phase, we translate the solution we have designed into reality. While each client and each solution is unique, our methodology to building solutions is consistent. Our project team continues to take full responsibility for all aspects of the new systems development.

     Every solution requires a solid foundation to build upon. For an Internet-based solution, this means that a solid network/computing infrastructure must be in place. We therefore must upgrade the client's internal network, implement security policy and provide Internet access. The Internet-enabled network infrastructure is the foundation which enables us to integrate the existing legacy applications and the new systems environment containing newly developed and future Internet applications.

     With this foundation in place, we can begin to develop new Internet protocol-based applications. These new Internet-aware applications will usually tie into relational databases, such as Oracle, and are accessed through web enabled user interfaces. All of the work is done by our in-house developers and digital media specialists.

     Once the new development is complete, we link the existing legacy environment to create a single, unified "Internet-e-grated" system. We seek to provide an Internet point-of-entry for our client's customers that is intuitive, consistent and graphically compelling.

Install and Implement

     An Internet-based solution is by definition a high-availability solution. Any "down time" is unacceptable to the customer delivering the application and to the individual or business using it. This requires the expertise of our systems engineers to implement a high-availability environment which includes systems, storage, Internet access, security and operations management.

     In this final stage, we prepare for real world, high performance, reliable deployment of the newly created or upgraded system. This platform can be deployed, hosted and managed at one of our Internet data centers with Internet access provided through our fiber optic backbone. For disaster recovery requirements, a backup system can be implemented at one of our other Internet data centers.

     During system implementation, we typically create and implement:

     o  High-availability systems platform, systems, storage, network;

     o  A disaster recovery plan;

     o  An operations plan;

     o  A test plan;

     o  A customer support plan;

     o  A security plan with ongoing monitoring; and

     o  An ongoing performance monitoring system.

     Additional services we provide during this phase include payment processing functionality, database management, mailbox and chat room functionality, site performance monitoring, call center integration and other services to ensure the optimum performance of the Internet solution.

OUR SERVICES

Network Solutions, Hardware and Systems Integration, and Maintenance

     The network solutions, systems integration and maintenance services that we provide to our clients include assessment and consulting services, hardware and software sales, systems integration and installation, and maintenance services. These services address the information technology needs of businesses, institutions and other enterprise level networked computer systems. To date, hardware sales have provided the majority of our revenues and service engagements have primarily been in conjunction with hardware sales. However, we expect the recent expansion of our Internet-based services and capabilities to significantly increase our revenues from our other service offerings.

     We provide these services both from our internal professional staff as well through strategic business alliances with technology solution developers and niche service providers. These `Technology Business Alliance' partners form the backbone of our systems integration business. Each of these partners is either a significant company within its industry or a developer of unique software or technology. Our partnerships with these companies arise through our inclusion as approved participants or vendors in sales and marketing programs established by them. These relationships are typically renewed annually. Our partners provide us two main benefits: innovative technology solutions and a "virtual" sales force.

     Some of our partners are:

     o SUN Microsystems. We actively engage in joint marketing programs with SUN, including sales of the SPARC line of RISC server and workstations. Additionally, we provide on-site maintenance and support for SUN products.

     o Compaq/Digital Equipment Corporation. We provide integration and "private label" services for Compaq/DEC. In addition, we resell Compaq/DEC products and are an authorized warranty provider.

     o IBM. We sell IBM's RS6000 line of computers, storage products, software and services, and are an authorized warranty provider for IBM products.

     o Merisel. Merisel is a leading distributor of computer systems and components. In addition to sourcing products from Merisel, Merisel has agreed to distribute certain Internet-based products under development by us.

     o Nortel. We sell Nortel's line of networking products, including access products, data and Internet products, Internet telephony products, wireless and mobility products, switching products and network management products.

Network Operations/Systems Integration

     We often work with clients who need to replace or upgrade existing computing functionality or who need advice about specific system inadequacies or desired capabilities. We provide an analysis of existing client technology, an analysis of the desired functionality, and the design of a hardware and software solution to address the client's need. We present the client with a detailed proposal containing the specifications and cost of each of the components comprising the solution, and a description of the integration of these components with existing systems.

     Our systems integration services interconnect various hardware and software components to create complete information systems that can then be seamlessly linked to other internal and/or external information systems. We provide these services both on-site at client locations and at our integration center, where we fully configure and beta test the most significant components of the network solution.

     In addition, we are an "integrator's integrator", subcontracted by manufacturers to fulfill certain integration needs. These requirements may be to integrate various components into systems designed and/or sold directly by the manufacturer, or may be to provide high volume integration services related to the customization of a large number of systems to meet specifications and component requirements set forth by the manufacturer. We provide these services either on a third-party or private label basis.

     The systems integration portion of our business is supplemented by the follow-on technical support services we offer for the systems we implement and/or sell, as well as for existing systems that a customer may already have in place.

     We have long-standing relationships with many manufacturers, which we believe assist us in buying desired products on a timely basis and on attractive financial terms. We sell a wide variety of networking and personal computer products and peripherals from most major manufacturers, including:


     AST Computers                          Motorola
     Cisco Systems                          NEC Technologies
     Compaq/Digital Equipment Corporation   Nortel/Bay Networks
     Epson America                          Novell
     Hewlett-Packard Company                Seagate Technology
     Intel Corporation                      SUN Microsystems
     IBM                                    Tektronix
     Microsoft Corporation                  Texas Instruments

Maintenance

     We also provide our customers a variety of value-added services, such as:

      o  Maintenance and repair;

      o  Help desk;

      o  Consulting; and

      o  Support services.

     Our existing maintenance services include multi-vendor desk-top and mid-range system maintenance. Our maintenance services are generally under long-term contracts, many of which are on a fixed price for standard services with a variable fee for additional services. Typically, we provide maintenance services via telephone, Internet or dial up network access, or by visits to customer locations. However, we station on-site maintenance personnel at some larger customer sites.

Internet Services

     Our Internet projects generally fall into two categories:

     o "Internet-enable" existing "brick and mortar" businesses. We create an Internet presence for clients to provide communication and/or e-commerce capabilities for an existing business, by integrating existing legacy systems to function seamlessly with Internet based technologies.

     o "Concept-to-commerce" services for newly developing web-based and e-commerce businesses. We assess the technical feasibility of new business models focused on the developing business opportunities that the Internet presents and the acceptance of e-commerce as a paradigm for future business, and we design and implement an infrastructure for the new venture.

     In either situation, our ability to provide a complete package of design and consulting services, system build-out, Internet access, Internet solution hosting and ongoing maintenance and support services, permit us to offer our clients a long-term commitment and relationship through which we assume full responsibility for the implementation and continuing success of their Internet projects.

     We offer connectivity to the Internet on a variety of levels, which can be provided either as a stand-alone service or as part of a comprehensive Internet solution. Our customers are primarily the enterprise level corporation, or the e-commerce customer for whom we provide comprehensive services. We do not target the individual mass market consumer for Internet access.

     We provide nationwide dial up modem and ISDN connections, as well as wireless Internet protocol connectivity for use by cellular modems or personal digital assistants (PDAs). These capabilities are generally provided along with other connections to provide remote access to individual users. Generally, we provide dedicated copper connections and dedicated symmetrical and asymmetrical digital subscriber line (DSL) service, providing speeds up to 7.1 mb/sec. In addition, we offer the option of dedicated fiber optic connectivity.

     Our Internet Services division maintains network operations centers in Northern Virginia and Washington, D.C. We maintain dedicated, high-capacity fiber optic cable between New York City and Washington, D.C., and are continually expanding that reach and capacity. We have a direct connection to MAE-East, a major connection point for the Internet, and we also maintain private peering and transit arrangements with major peering partners, including UUNet/MCI, America Online, Sprint, PSINet and others. We expect to open a third data center at our headquarters during calendar year 2000. These data centers contain state-of-the-art hardware components, many of which are manufactured by companies with which we have strategic alliances.

     Our Internet data centers offer traditional web and e-commerce hosting and co-location services for customers. We offer virtual hosting, where the customer is given use of a shared server in our data center, dedicated hosting, where the customer has a server in our data center that is dedicated to that customer's use, and co-located hosting, where the customer's own equipment is located at our data center.

     We also offer individual services, such as rack space, bandwidth, security, virtual private network capabilities, and middleware payment processing and electronic storefront systems. Full support services are also available, whereby we provide not only the facility and the Internet access, but the actual hardware, systems management, systems maintenance and systems monitoring for the customer's Internet solution.

COMPETITION

     The information technology services business is characterized by intense competition and is subject to rapid technological change. We expect the competition to continue and intensify. Our current and anticipated competitors include:

     o Systems integrators, such as Andersen Consulting, IBM, Proxicom and Sapient Corporation;

     o Information technology consulting services providers, such as PricewaterhouseCoopers, KPMG, Electronic Data Systems and Computer Sciences Corporation;

     o Emerging web consulting firms, such as Agency.com, Razorfish, Scient Corporation and Viant Corporation;

     o Internet professional service providers, such as marchFIRST, Modem Media.Poppe Tyson, US Interactive and iXL Enterprises; and

     o Internal management and information technology departments of current and potential clients.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger client bases, longer operating histories, greater brand or name recognition and more established relationships in the industry than we have. In addition, these competitors have entered and will likely continue to enter into joint ventures to provide additional services competitive with those provided by us.

     There are low barriers to entry into our business. We do not own any technologies that preclude or inhibit competitors from entering our industry. Existing or future competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and to provide information technology services are relatively low. Therefore, we expect to continue to face additional competition from new entrants into our industry.

     We currently derive and expect to continue to derive a significant portion of our revenues from a limited number of clients. For the three months ended March 31, 2000, StarMedia and KOZMO.com accounted for 19% and 18% of our revenues, respectively. As of December 31, 1999, The Chase Manhattan Bank and StarMedia accounted for 17% and 12% of our revenues, respectively. In 1998, The Chase Manhattan Bank, Citibank and The Bank of New York accounted for 22%, 12% and 11% of our revenues, respectively. In 1997, The Chase Manhattan Bank, The New York Mercantile Exchange, The Bank of New York and Securities Industry Automation Corporation accounted for 28%, 21%, 13% and 13% of our revenues, respectively. Revenues from these clients are primarily generated from hardware sales, and, to a lesser extent, systems integration and maintenance services. To the extent that any significant client uses less of our services or terminates its relationship with us in favor of one of our competitors, our revenues could decline substantially. As a result, the loss of any significant client to a competitor could seriously harm our business.

     We believe that the principal competitive factors in our business are:

     o The reputation, technical knowledge, creative skills, expertise and experience of the professionals delivering solutions;

     o  The ability to provide a complete "turn-key" solution;

     o  Price, speed and quality of service;

     o  The success and reliability of the delivered solution; and

     o The variety of services and products offered and timing of introductions of additional value services and products.

     We believe that we compete favorably on each of these factors and that we offer clients a unique combination of integrated strategy, technology and creative design services. The market for our services is evolving, however, and we must continue to rapidly develop the skills and capabilities needed to compete successfully in the future.

EMPLOYEES


     As of June 30, 2000, we had 100 employees. Of these, 50 were project personnel, 23 were sales and marketing personnel, and 27 were general and administrative personnel. None of our employees are represented by a labor union, and we consider our employee relations to be good.



FACILITIES


     Our headquarters, which house our principal administrative, finance, sales and marketing operations and integration and warehouse facilities, are located in Mineola, New York. These facilities are located in approximately 25,000 square feet of space, which we lease, under five separate lease agreements, for an aggregate annual amount of $288,037. We also maintain a 3,200 square foot sales office in New York City, which we lease for an annual amount of $72,673. These leases expire in 2002. We expect that we will need additional space as we expand our business and believe that we will be able to obtain suitable space as needed.

     Through a Master Internet Services Agreement, we have exclusive use of two Internet data centers. One of these is in Washington, D.C., and the other is in Tysons Corner, Virginia. We pay for the use of these facilities based upon the direct costs incurred in connection with our usage. This Agreement is described in the "Certain Transactions" section.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings.

                                   MANAGEMENT


     The following table sets forth the names, ages and positions of Infinite Technology's directors and executive officers as of June 30, 2000:




             NAME               AGE                 POSITION
             ----              -----               ----------
   Mark Dresner .............. 44    Chairman of the Board and Director
   James McGowan ............. 44    President, Chief Executive Officer
                                       and Director
   Paul Wolotsky ............. 48    Executive Vice President, Director of
                                       Internet Operations and Director
   Stephen Baronian .......... 53    Vice President, Operations
   Daniel Hickey ............. 39    Vice President, Services
   Dennis Wilson ............. 50    Chief Financial Officer
   Clifford Reddy ............ 51    Chief Technology Officer
   Bernard Esquenet .......... 56    Director
   Craig S. Libson ........... 39    Director
   Frank J. Tasco ............ 72    Director (designee)

     Mark Dresner. Mr. Dresner is our co-founder and has served as our Chairman of the Board and a director since December 1994. Prior to founding Infinite Technology Group, Mr. Dresner served as a Sales Executive for Digital Equipment Corporation from 1985 to 1994. He previously served in various marketing and technical roles for The New York Life Insurance Company from 1979 to 1985. Mr. Dresner holds a B.S. degree from Long Island University and an M.S. in Computer Science from New York Institute of Technology.

     James McGowan. Mr. McGowan is our co-founder and has served as our President, Chief Executive Officer and a director since January 1993. Prior to founding Infinite Technology Group, Mr. McGowan served in numerous sales and marketing positions at Digital Equipment Corporation, ATT Information Systems, Xerox Corporation, and Pioneer Standard Electronics. Mr. McGowan holds a B.S. degree from Fordham University and an Advanced Certificate in Finance from St. John's University.

     Paul Wolotsky. Dr. Wolotsky joined us in September 1999 as a director and as Executive Vice President, Director of Internet Operations. Prior to joining us, Dr. Wolotsky was engaged for 18 years in the Internet consulting, website hosting and design and Internet connectivity business through Medical Computer Systems, a business formed by him in 1981. In 1995 and 1996 he served as Chairman for the Open Systems World/FedUNIX Convention Internet and World Wide Web Conferences. Currently Dr. Wolotsky serves on the Board of Directors of the UniForum Association, the International UNIX/Open Systems organization. Dr. Wolotsky earned his B.S., Biomedical Engineering from the University of Michigan in 1973 and his M.D./Ph.D. in Neurophysiology from Albert Einstein College of Medicine in 1977.

     Stephen Baronian. Mr. Baronian has served as our Vice President, Operations since August 1999. Prior to this he served as our Director of Operations, beginning in October 1995. Before this Mr. Baronian was a Systems Engineer for SBS Computers, Inc. Prior to joining SBS Computers, Mr. Baronian had over 20 years experience in the banking and finance industry, 15 years in a senior management role. Mr. Baronian holds a B.B.A. degree in Finance with a minor in Personnel Administration from Adelphi University.

     Clifford Reddy. Mr. Reddy has served as our Chief Technology Officer since 1996. Prior to joining us, Mr. Reddy served in various technical capacities with Digital Equipment Corporation, from 1977 to 1996. Before this Mr. Reddy served in the U.S. Air Force for four years.

     Daniel Hickey. Mr. Hickey has served as our Vice President, Services since August 1999. He served as our Director of Technical Sales from 1997 to 1999. Prior to joining us, Mr. Hickey served as Vice President of Unix Support at U.S. Computer Group from 1990 to 1997. Before this Mr. Hickey was a Field Service Manager at Prime Computer Corporation for five years.

     Dennis Wilson. Mr. Wilson joined us as our Chief Financial Officer in September 1999. From 1995 to 1999, Mr. Wilson was Vice President and Chief Financial Officer and director of SysComm International Corporation. From 1992 to 1995, Mr. Wilson was Chief Financial Officer of The Boerner Company. From 1972 through 1992, Mr. Wilson was employed by The Harvey Group Inc. During his career at The Harvey Group, Mr. Wilson held positions as a Member of the Board of Directors, Executive Vice President and Chief Financial Officer, Corporate Secretary and Director of Internal Audit. Mr. Wilson received a B.S. in Accounting and an M.B.A. from St. John's University.

     Bernard Esquenet. Mr. Esquenet has served as a director since August 1999. Mr. Esquenet has been the Chief Executive Officer of The Ruhof Corporation, a company engaged in the manufacture and sale of specialty chemical products, for more than the past five years.

     Craig S. Libson. Mr. Libson has served as a director since August 1999. Mr. Libson is a member of the law firm of Parker Duryee Rosoff & Haft, P.C., and has been a practicing attorney specializing in corporate and securities law since 1985.

     Frank J. Tasco. Mr. Tasco is the Chairman of Angram Inc., a private company in the tax lien finance business. From 1993 to 1995, Mr. Tasco served as Chairman of Borden, Inc. Prior to 1993, Mr. Tasco was the Chairman and Chief Executive Officer of Marsh and McLennan Companies, Inc. Mr. Tasco currently is a director of Marsh and McLennan and Travelers Property Casualty Corp. Additionally, Mr. Tasco is a member of the Board of Governors of St. Francis Hospital, Roslyn, New York, a member of the board of trustees of New York University, and a director of the Phoenix House Foundation. Mr. Tasco is also the former chairman of the New York Stock Exchange Listed Companies Advisory Board. Mr. Tasco has agreed to join our board of directors upon the closing of this offering.

     Except for Messrs. Dresner, McGowan and Wolotsky, each of whom has an employment agreement, our executive officers are appointed annually by, and serve at the discretion of, the board of directors. See "--Employment Agreements."

BOARD OF DIRECTORS

     Our board consists of five directors, divided into three classes, identified as Class I, Class II and Class III. Immediately following this offering we will be adding an additional independent director. Members of each class hold office for staggered three-year terms. At each annual meeting of our shareholders starting with the meeting in 2000, the successors to the directors whose terms expire at that meeting will be elected to serve for a three-year period following their election or until a successor has been duly elected and qualified. Dr. Wolotsky and the newly designated sixth director, Mr. Tasco, are Class I directors whose terms expire at the 2000 annual meeting of shareholders. Messrs. Dresner and Esquenet are Class II directors whose terms expire at the 2001 annual meeting of shareholders. Messrs. McGowan and Libson are Class III directors whose terms expire at the 2002 annual meeting of shareholders. The expiration of a director's term is subject in all cases to the election and qualification of his successor or his earlier death, removal or resignation. Each of Messrs. Dresner, McGowan and Wolotsky have employment agreements with us which provide for their nomination as directors. See "--Employment Agreements."

COMMITTEES OF THE BOARD OF DIRECTORS

     We have an audit committee and a compensation committee. Each committee is composed of a majority of independent directors. Following the offering, the audit committee will be comprised of Craig S. Libson, Bernard Esquenet and Frank
J. Tasco, and will recommend the annual appointment of our auditors, with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles used in financial reporting, internal auditing procedures and the adequacy of our internal control procedures. Following the offering, the compensation committee will be comprised of Craig S. Libson, Bernard Esquenet, Mark Dresner and Frank J. Tasco, and will make recommendations to the board regarding compensation for our executive officers. The compensation committee will also administer the 1999 Stock Option Plan and other compensatory plans or arrangements adopted by the Board of Directors.

COMPENSATION OF DIRECTORS

     Directors who are also our employees receive no additional compensation for their services as directors. Directors who are not our employees will receive a $500 fee for attendance in person at meetings of the board or committees of the board and will be reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at our board meetings. Members of the board of directors receive annual grants of stock options under our 1999 Directors' Stock Option Plan. See "Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table sets forth summary information concerning the compensation earned during 1999 by our President and Chief Executive Officer and certain other highly compensated officers. We use the term "named executive officers" to refer to these people in this prospectus. The table excludes certain perquisites and other personal benefits received by a named executive officer that do not exceed the lesser of $50,000 or 10% of their salary and bonus disclosed in the table.

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                          ANNUAL COMPENSATION             COMPENSATION AWARDS
                                                 -------------------------------------- ----------------------
                                                                                         SECURITIES UNDERLYING
         NAME AND PRINCIPAL POSITION(S)             SALARY     BONUS         OTHER           OPTIONS/SARS
------------------------------------------------ ----------- --------- ---------------- ----------------------
Mark Dresner ...................................  $192,327        --             --             55,000
 Chairman of the Board and Director
James McGowan ..................................  $192,327        --             --             55,000
 President, Chief Executive Officer and Director
Andrew Arlo(1) .................................  $139,615        --     $   24,358(2)              --
 Executive Vice President
Clifford Reddy .................................  $ 96,577    $5,000             --             30,000
 Chief Technology Officer
Daniel Hickey ..................................  $ 93,462        --     $  229,809(2)          30,000
 Vice President, Services


----------
(1)  As of November 30, 1999, Mr. Arlo resigned as our Executive Vice President.

(2)  Represents amounts paid for sales commissions.

     The following table presents information on grants of stock options during 1999 to the named executive officers. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant, as determined by our board of directors. The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be at the assumed 5% and 10% levels or at any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, none of which are reflected in this table. The potential realizable value is calculated by multiplying the fair market value per share of common stock on the date of grant as determined by the board of directors, which is equal to the exercise price per share, by the stated annual appreciation rate compounded annually for the option term, subtracting the exercise price per share from the product, and multiplying the remainder by the number of shares underlying the option granted.

                              OPTION GRANTS IN 1999



                                           INDIVIDUAL GRANTS
                         -----------------------------------------------------
                                                                                POTENTIAL REALIZABLE
                           NUMBER OF     PERCENT OF                                    VALUE
                          SECURITIES    TOTAL OPTIONS                          AT ASSUMED ANNUAL RATES
                          UNDERLYING     GRANTED TO                                OF STOCK PRICE
                           OPTIONS       EMPLOYEES      EXERCISE   EXPIRATION       APPRECIATION
          NAME             GRANTED    IN FISCAL YEAR      PRICE       DATE        FOR OPTION TERM
------------------------ ------------ ---------------- ---------- ------------ ----------------------
                                                                                   5%         10%
                                                                               ---------- -----------
Mark Dresner ...........    30,000           4.2%       $  3.30      1/15/09    $ 62,261   $157,781
                            20,000           2.8%       $ 10.00      9/15/09    $125,779   $318,748
                             5,000           0.7%       $ 10.00      9/15/09    $ 31,445   $ 79,687
James McGowan ..........    30,000           4.2%       $  3.30      1/15/09    $ 62,261   $157,781
                            20,000           2.8%       $ 10.00      9/15/09    $125,779   $318,748
                             5,000           0.7%       $ 10.00      9/15/09    $ 31,445   $ 79,687
Andrew Arlo ............        --            --             --           --          --         --
Clifford Reddy .........    30,000           4.2%       $  3.00      1/15/09    $ 56,601   $143,437
Daniel Hickey ..........    30,000           4.2%       $  3.00      1/15/09    $ 56,601   $143,437


     The following table presents information with respect to unexercised options to purchase common stock held by the named executive officers at December 31, 1999.

                           YEAR-END 1999 OPTION VALUES

                                NUMBER OF SECURITIES
                                     UNDERLYING                   VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS AT           IN-THE-MONEY OPTIONS AT
                                  DECEMBER 31, 1999               DECEMBER 31, 1999(1)
                           -------------------------------   ------------------------------
NAME                        EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------   -------------   ---------------   -------------   --------------
Mark Dresner ...........       20,000      35,000             $   50,250        $150,750
James McGowan ..........       20,000      35,000             $   50,250        $150,750
Andrew Arlo ............      120,288      80,192             $1,068,157        $712,105
Clifford Reddy .........       22,500      37,500             $  180,000        $285,000
Daniel Hickey ..........       22,500      37,500             $  180,000        $285,000

----------
(1) Based upon the fair market value of our common stock as of December 31, 1999, which was $10.00, as determined by our board of directors.

EMPLOYMENT AGREEMENTS

     We have entered into an employment agreement with Mark Dresner. Under the terms of this agreement, Mr. Dresner serves as our Chairman of the Board. His employment agreement also provides for his nomination as a director. The employment agreement has a five year term with automatic one year renewals, subject to earlier termination.



     As of June 30, 2000, Mr. Dresner's base annual salary was $250,000. The compensation committee of our board of directors may increase his base salary from time to time. We will increase his base salary annually to reflect increases in the consumer price index. In addition to his base salary, our compensation committee will grant Mr. Dresner cash bonuses and stock option grants based on the attainment of certain performance objectives. In addition, we will lease an automobile for Mr. Dresner's exclusive use. Mr. Dresner is also entitled to participate in any employee benefit plans which we adopt for the general benefit of our employees or executive employees.


     Mr. Dresner's employment agreement automatically terminates upon his death. In addition, we can terminate it based on his continued disability, for due cause, or without due cause. Mr. Dresner can terminate his employment agreement for good reason. If the employment agreement is terminated for death, disability or due cause, we will pay Mr. Dresner any unpaid base salary and bonus through the date of termination. If we terminate Mr. Dresner's employment agreement for a reason other than death, disability or due cause, or if he terminates it for good reason, we will pay him his base salary for the remaining term of the employment agreement, but in no event less than 24, or more than 35 months.

     Mr. Dresner's employment agreement contains standard provisions regarding confidentiality and non-competition during the term of his employment.

     We have entered into an employment agreement with James McGowan. Under the terms of this agreement, Mr. McGowan serves as our President and Chief Executive Officer. His employment agreement also provides for his nomination as a director. The employment agreement has a five year term with automatic one year renewals, subject to earlier termination.



     As of June 30, 2000, Mr. McGowan's base annual salary was $250,000. The compensation committee of our board of directors may increase his base salary from time to time. We will increase his base salary annually to reflect increases in the consumer price index. In addition to his base salary, our compensation committee will grant Mr. McGowan cash bonuses and stock option grants based on the attainment of certain performance objectives. In addition, we will lease an automobile for Mr. McGowan's exclusive use. Mr. McGowan is also entitled to participate in any employee benefit plans which we adopt for the general benefit of our employees or executive employees.



     Mr. McGowan's employment agreement automatically terminates upon his death. In addition, we can terminate it based on his continued disability, for due cause, or without due cause. Mr. McGowan can terminate his employment agreement for good reason. If the employment agreement is terminated for death, disability or due cause, we will pay Mr. McGowan any unpaid base salary and bonus through the date of termination. If we terminate Mr. McGowan's employment agreement for a reason other than death, disability or due cause, or if he terminates it for good reason, we will pay him his base salary for the remaining term of the employment agreement, but in no event less than 24 or more than 35 months.

     Mr. McGowan's employment agreement contains standard provisions regarding confidentiality and non-competition during the term of his employment.

     We have entered into an employment agreement with Paul Wolotsky. Under the terms of this agreement, Dr. Wolotsky serves as our Executive Vice President, Director of Internet Operations. His employment agreement also provides for his nomination as a director. The employment agreement has a five year term with automatic one year renewals, subject to earlier termination.



     As of June 30, 2000, Dr. Wolotsky's base annual salary was $250,000. Our compensation committee may increase his base salary from time to time. We will increase his base salary annually to reflect increases in the consumer price index. In addition, we will lease an automobile for Dr. Wolotsky's exclusive use. Dr. Wolotsky is also entitled to participate in any employee benefit plans which we adopt for the general benefit of our employees or executive employees.



     Pursuant to his employment agreement, we granted Dr. Wolotsky options to purchase 300,000 shares of our common stock, subject to a vesting schedule. We will grant him additional stock options and cash bonuses based on the net income generated by our Internet division. In addition, our compensation committee may grant Dr. Wolotsky discretionary bonuses.

     Dr. Wolotsky's employment agreement automatically terminates upon his death. In addition, we can terminate it based on his continued disability or for due cause. Dr. Wolotsky can terminate his employment agreement for good reason. If his employment agreement is terminated for death, disability or due cause, we will pay Dr. Wolotsky any unpaid base salary and bonus through the date of termination. If he terminates the employment agreement for good reason, we will pay him his base salary for 12 months from the date of termination. The employment agreement may also be terminated by either Dr. Wolotsky or us following the third anniversary of the agreement, upon six months written notice to the other party, in which case we will pay Dr. Wolotsky any unpaid base salary and bonus through the date of termination.

     Dr. Wolotsky's employment agreement contains standard provisions regarding confidentiality, non-competition and our ownership of his work product.

STOCK OPTION PLANS

1997 Stock Option Plan


     Our 1997 stock option plan was adopted by our board of directors and approved by our shareholders in June 1997. As amended, the 1997 plan authorizes the issuance of up to 600,000 shares of our common stock pursuant to stock options and other awards. As of the date of this prospectus, options to purchase an aggregate of 586,980 shares of common stock at a weighted average price of $2.37 per share were outstanding under the 1997 plan, of which 338,163 are currently exercisable. The 1997 plan is substantially similar to our 1999 Stock Option Plan, which is discussed in more detail below.



1999 Stock Option Plan

     We have adopted our 1999 Stock Option Plan. The purpose of the 1999 plan is to further our growth, development and financial success by providing additional incentives and personal interest in our company by those responsible for securing our continued growth and success.

     The 1999 plan is administered by our board of directors, and provides for the grant to our employees of both incentive options, intended to qualify under
Section 422 of the Internal Revenue Code, and non-qualified options to purchase our common stock. The compensation committee will grant options subject to a vesting schedule, conditions, restrictions and other provisions.

     The price of the shares subject to each option will be equal to the fair market value of the shares on the date we grant them. However, if we grant incentive stock options to an individual owning more than 10% of the total combined voting power of all classes of our stock, the exercise price of the options will not be less than 110% of the fair market value of the underlying shares on the date of grant, as required by Section 162(m) of the Internal Revenue Code. If the aggregate fair market value of our shares with respect to which incentive stock options are exercisable by any person for the first time during any calendar year exceeds $100,000, the options will be treated as non-qualified options.

     A holder of options to purchase our common stock under the 1999 plan may exercise the options by delivery to us of cash equal to the exercise price, or with approval of the board of directors, shares of our common stock equal to the exercise price, a promissory note equal to the exercise price, or a combination of these forms of payment.

     If the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of reorganization, merger, consolidation, reclassification or combination of shares, we will make adjustments in the number and kind of shares for the purchase of which options may be granted.

     The holders of options under our 1999 plan will not be considered shareholders of ours unless and until certificates representing shares of our common stock have been issued by us to such holders.

     The maximum number of shares of our common stock for which options may be granted under the 1999 plan is 350,000. If any option expires or is canceled without having been fully exercised we may regrant that option. Options are not exercisable after ten years after the date we grant them. Options we grant under the 1999 plan generally are not transferable and terminate upon severance of employment.



     As of the date of this prospectus, options to purchase an aggregate of 295,000 shares of common stock exercisable at prices ranging from $10.00 to $10.50 are outstanding under the 1999 plan, of which 111,250 are currently exercisable.


Infinite Technology Group Ltd. 1999 Directors' Stock Option Plan

     We have adopted our 1999 Directors' Stock Option Plan. The purpose of the 1999 directors' plan is to provide directors added incentives to continue as directors of ours and to create a more direct interest by such individuals in the future success of our operations.

     The 1999 directors' plan is administered by our board of directors, and provides for the grant of automatic, non-discretionary, non-qualified options to purchase our common stock to both our employee and non-employee directors. Upon our adoption of the 1999 directors' plan, each of our existing non-employee directors were granted an option to purchase 30,000 shares of our common stock. In the future, an option to purchase 25,000 shares of our common stock will be granted to each non-employee who is elected or appointed to serve as a director. An option to purchase 10,000 and 20,000 shares of our common stock will be granted to each employee and non-employee director, respectively, upon each annual meeting of our shareholders. Upon our adoption of the 1999 directors' plan, each of our existing employee directors was granted an option to purchase 20,000 shares of our common stock. In the future, an option to purchase 15,000 shares of our common stock will be granted to each employee who is elected to serve as a director. In addition, any director who is elected to a committee of our board of directors shall be granted an additional option to purchase 5,000 shares of common stock.

     Under the 1999 director's plan, each of our director's options will vest one half immediately upon grant, and for so long as he or she remains on the board, one quarter at the end of each of the two years following the year in which the option was granted. In the event of a change in control, each outstanding option under the 1999 directors' plan shall become exercisable in full in respect of the aggregate number of our shares covered by the option.

     The price of the shares subject to each option under our 1999 directors' plan will be equal to the fair market value of the shares on the date we grant them.

     If the outstanding shares of our common stock are changed into or exchanged for a different number or kind of shares or other securities by reason of stock split, subdivision, consolidation, combination, reclassification or recapitalization involving our common stock, except in connection with an initial public offering, we will make adjustments in the number and kind of shares for the purchase of which options may be granted.

     The holders of options under the 1999 directors' plan will not be considered shareholders unless and until certificates representing shares of our common stock have been issued by us to the holders.

     The board of directors may terminate the 1999 directors' plan, and no option may be granted after such termination. If not sooner terminated, the 1999 directors' plan will terminate on June 30, 2009. Options outstanding at the time of termination will continue to be exercisable in accordance with their terms.

     The maximum number of shares of our common stock for which options may be granted under the 1999 directors' plan is 400,000. If any option expires or is canceled without having been fully exercised we may regrant that option. Options are not exercisable after ten years from their date of grant. Options we grant under the 1999 directors' plan generally are not transferable and terminate three months after termination as a director.



     As of the date of this prospectus, options to purchase an aggregate of 275,000 shares of common stock at prices ranging from $10.00 to $11.00 are outstanding under the 1999 directors' plan, of which 137,500 are currently exercisable.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mark Dresner, Chairman of our board of directors, Craig S. Libson and Bernard Esquenet currently serve on our compensation committee. Immediately following this offering Frank J. Tasco, a designee for appointment to our board, will be named to serve on the compensation committee.

LIMITATIONS OF LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     To the extent permitted by the New York Business Corporation Law, we have included in our certificate of incorporation a provision to eliminate the personal liability of directors for monetary damages due to their breach or alleged breach of their fiduciary duties. Our charter does not, however, provide for indemnification for liability due to a director's breach of his or her duty of loyalty to us or our shareholders, for acts involving bad faith or intentional misconduct or violations of law, or for any transaction from which the director received an improper personal benefit. In addition, our bylaws require us to indemnify our officers and directors under certain circumstances, and we are required to advance to our officers and directors their expenses for a proceeding against them. We intend to obtain directors' and officers' liability insurance.

                              CERTAIN TRANSACTIONS

Merger with Infinite Technology Information Services, Inc. and related transactions

     Pursuant to a Merger Agreement dated September 20, 1999, as amended February 28, 2000, ITIS was merged with and into Mercury Internet Services, Inc., our wholly-owned subsidiary. As a result of the Merger, all of the outstanding shares of common stock of ITIS were exchanged for a total of 350,000 shares of our common stock, a cash payment of $500,000, of which $200,000 was paid at closing and the balance is payable in three equal installments on June 30, September 30 and December 31, 2000, and a promissory note in the amount of $500,000, payable on December 31, 2001, but which must be prepaid upon the closing of this offering.

     ITIS was organized by Mark Dresner and James McGowan for the purpose of pursuing Internet related design and consulting services for start-up e-commerce businesses. Before this, ITG had been referring many of these opportunities to third parties. ITIS's activities during 1999 consisted primarily of identifying opportunities and performing sales and marketing activities, including negotiating arrangements with e-commerce and Internet-based businesses for the design and construction of the web-based solution for these customers. In July 1999, ITIS negotiated a Master Internet Services Agreement with MCSP, Inc., a company controlled by Paul Wolotsky, to provide ITIS with the immediate data center and Internet access infrastructure to provide these services on a large scale. In August 1999, ITIS acquired from Wolotsky Enterprises, Inc., a company controlled by Paul Wolotsky, the rights to a services agreement with World Online, Inc., which was under negotiation for the design and hosting of an intranet project relating to the auto industry. We anticipate that this services agreement will generate significant revenue during the next 12 months. This agreement was executed during September 1999. In exchange for the contribution of these contract rights, Wolotsky Enterprises acquired one-third of the common stock of ITIS. Wolotsky Enterprises incurred minimal out-of-pocket financial expense in procuring these contract rights. However, Paul Wolotsky, the president of Wolotsky Enterprises, expended significant time and effort to obtain these contracts.



     Mark Dresner, Chairman of our Board of Directors, was the President and Treasurer of ITIS. James McGowan, our President and Chief Executive Officer, was Vice President and Secretary of ITIS. Mr. Dresner, Mr. McGowan, and Wolotsky Enterprises, of which Paul Wolotsky, our Executive Vice President, Director of Internet Operations, is President, each owned one-third of the outstanding shares of common stock of ITIS. Mr. Dresner and Mr. McGowan each received 150,000 shares as a result of the ITIS Merger, all of which they will surrender to our treasury, along with an additional 737,500 shares each, upon the effectiveness of this offering. Wolotsky Enterprises received $200,000, the right to receive $300,000 during the year 2000, 50,000 shares of our common stock, of which 12,500 will be surrendered to our treasury upon the effectiveness of this offering, and a promissory note in the amount of $500,000, as a result of the ITIS Merger. The consideration received by the shareholders of ITIS was determined by our board of directors based upon the potential value which ITIS brings to our growth strategy and the potential cash flow which would be generated by ITIS.

     As a result of a Master Internet Services Agreement with MCSP, we have the exclusive use, other than for existing hosting commitments of MCSP, of MCSP's Internet data center facilities and Internet connectivity assets. MCSP has Internet data centers, located in Washington, DC and Tysons Corner, Virginia. These data centers have direct fiber optic connectivity to the MAE-East Internet hub and are connected by a dedicated backbone. We will compensate MCSP in an amount equal to 105% of the actual direct costs incurred by MCSP in connection with the provision of these services. The agreement also provides that, any time after January 1, 2001, either party may elect that MCSP merge with and into our Mercury Internet Services subsidiary, if during the 12 months prior to such election the revenues generated by MCSP from the service agreement exceed $450,000, which would generate estimated profits of $21,400 to MCSP. To date, MCSP has not generated significant revenues under that agreement. Upon effectiveness of a merger with MCSP, all of the shares of common stock of MCSP will be exchanged for a total of 250,000 shares of our common stock, which, based upon an assumed offering price of $11.00 per share, have an aggregate value of $2,750,000. Prior to the merger of ITIS into Mercury Internet Services, the Master Internet Services Agreement provided for MCSP to receive a one-third interest in ITIS upon a merger of MCSP and ITIS. Upon the execution of the Merger Agreement between ITIS and Mercury Internet Services, the value of ITIS was deemed to be $4,500,000. As a result of that valuation, the parties attributed a value to MCSP of approximately $2,250,000. In connection with the execution of the Merger Agreement between ITIS and Mercury Internet Services, the consideration to be potentially received by MCSP was changed to 250,000 shares of our common stock. Although, based upon the assumed fair market value of $10.00 as of such time, the assumed $2,500,000 value of such shares exceeded the $2,250,000 attributed value of a one-third interest in ITIS by $250,000, the Board deemed such difference to be immaterial given the restricted nature of the shares to be received by MCSP and the other variables in the projected valuations of the entities involved. Dr. Wolotsky is the sole officer, director and shareholder of MCSP. If either party elects to proceed with the MCSP merger, we would be able to acquire ownership of the two data centers owned by MCSP, and, as a result, acquire long-term in-house, turn-key data center capability without the costs or time delays of designing, constructing and implementing these data centers.

Employment Agreements

     During 1999, we entered into employment agreements with Mark Dresner, James McGowan and Paul Wolotsky. The material terms of these agreements are described in this prospectus under the heading "Employment Agreements".

Loans from our shareholders

     In August 1996, we borrowed an aggregate of $200,000 from Mr. Dresner and Mr. McGowan. We repaid these loans over three years. The loans bore interest at a rate of 7%. As of December 31, 1998, the outstanding balance was $36,342. As of the date of this prospectus the balance has been fully repaid.

Surrender of shares



     Mr. Dresner and Mr. McGowan have each agreed to surrender 887,500 shares of our common stock, and Wolotsky Enterprises, Inc. has agreed to surrender 12,500 shares of our common stock, on the effective date of this offering.

Leases with related party

     We lease approximately 25,000 feet of space from Gaspar Industries, Inc., which houses our principal administrative, finance, sales and marketing operations and integration and warehouse facilities, for an aggregate annual rent of $288,037. Steve Saloy, the President and sole shareholder of Gaspar Industries, Inc., is the brother-in-law of James McGowan, our President and Chief Executive Officer and a director. We believe that the terms of our leases with Gaspar Industries, Inc. are at least as favorable to us as those which could have been obtained from an unrelated third party.

                             PRINCIPAL SHAREHOLDERS



     The following table presents information regarding the beneficial ownership of our common stock as of the date of this offering and immediately following this offering by (1) each person who beneficially owns 5% or more of a class of capital stock, (2) each of our directors, (3) each of the named executive officers and (4) all of our directors and executive officers as a group.

     Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by that person, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus have been exercised and converted. This table assumes a base of 4,462,500 shares of common stock to be outstanding prior to this offering and a base of 5,962,500 shares of common stock outstanding immediately after this offering, before any consideration is given to outstanding options, warrants or convertible securities.



     Unless otherwise noted, the address for each of the persons listed below is: c/o Infinite Technology Group, 77 Jericho Turnpike, Mineola, New York 11501.



                                                   NUMBER OF        PERCENTAGE         PERCENTAGE
                      NAME                           SHARES      BEFORE OFFERING     AFTER OFFERING
                    --------                      -----------   -----------------   ---------------
Mark Dresner(1) ...............................    2,245,000           49.9%              37.4%
James McGowan(2) ..............................    2,245,000           49.9               37.4
Paul Wolotsky(3) ..............................      127,500            2.8                2.1
Daniel Hickey(4) ..............................       40,000              *                  *
Clifford Reddy(5) .............................       40,000              *                  *
Bernard Esquenet(6) ...........................       35,000              *                  *
Craig S. Libson(7) ............................       35,000              *                  *
All directors and executive officers as a group
 (9 persons)(8) ...............................    4,830,625          100.0               76.3


----------

*    Less than 1%



(1) Includes 32,500 shares of common stock which may be acquired upon the exercise of currently exercisable stock options and gives effect to the surrender of 887,500 shares of commmon stock upon the effective date of this offering. Does not include 32,500 shares of common stock subject to stock options which are not currently exercisable.

(2) Includes 32,500 shares of common stock which may be acquired upon the exercise of currently exercisable stock options and gives effect to the surrender of 887,500 shares of commmon stock upon the effective date of this offering. Does not include 32,500 shares of common stock subject to stock options which are not currently exercisable.

(3) Includes (i) 37,500 shares of common stock issued to Wolotsky Enterprises, Inc. in connection with the ITIS Merger, which are beneficially owned by Dr. Wolotsky, (ii) 90,000 shares of common stock which may be acquired upon the exercise of currently exercisable stock options, and (iii) gives effect to the surrender of 12,500 shares of commmon stock upon the effective date of this offering. Does not include 290,000 shares of common stock subject to stock options which are not currently exercisable.

(4) Includes 40,000 shares of common stock which may be acquired upon the exercise of currently exercisable stock options. Does not include 30,000 shares of common stock subject to stock options which are not currently exercisable.

(5) Includes 40,000 shares of common stock which may be acquired upon the exercise of currently exercisable stock options. Does not include 30,000 shares of common stock subject to stock options which are not currently exercisable.

(6) Includes 35,000 shares of common stock which may be acquired upon the exercise of currently exercisable stock options. Does not include 35,000 shares of common stock subject to stock options which are not currently exercisable.

(7) Includes 35,000 shares of common stock which may be acquired upon the exercise of currently exercisable stock options. Does not include 35,000 shares of common stock subject to stock options which are not currently exercisable.

(8) Includes 368,125 shares of common stock which may be acquired upon the exercise of currently exercisable stock options. Does not include 541,875 shares of common stock subject to stock options which are not currently exercisable.



                          DESCRIPTION OF CAPITAL STOCK

     This summary description does not describe every term of the capital stock contained in our certificate of incorporation. We refer you to the provisions of New York corporate law and our certificate of incorporation and bylaws, which you can access through EDGAR at www.sec.gov.

AUTHORIZED AND OUTSTANDING CAPITAL STOCK



     Our certificate of incorporation authorizes us to issue 20,000,000 shares of common stock, $.01 par value per share, and 2,000,000 shares of preferred stock, $.01 par value per share. The preferred stock is issuable in series. There will be 4,462,500 shares of our common stock outstanding immediately prior to consummation of this offering, held of record by three shareholders, and there will be no shares of preferred stock outstanding.



COMMON STOCK

     Voting Rights. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a result, minority shareholders will not be able to elect directors on the basis of their votes alone.

     Dividend Rights. Subject to preferences that may be available to holders of preferred stock, holders of common stock are entitled to receive ratably any dividends that may be declared by the board out of available funds.

     Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of holders of preferred stock. Holders of common stock have no preemptive, conversion or other rights to subscribe for additional securities of ours. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     Our board has the authority, without further action by the shareholders, to issue up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock. This could also decrease the likelihood that holders of our common stock will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change of control of our company. Accordingly, the issuance of shares of preferred stock may discourage offers for our common stock or may otherwise adversely affect the market price of our common stock. We have no present plan to issue any shares of preferred stock.

CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS

     Our certificate of incorporation and bylaws contain the following provisions which are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board, and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions provide:

     o for the authorization of the board to issue, without further action by the shareholders, up to 2,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of those shares;

     o for the division of the board into three classes, with each class serving for a staggered term of three years;

     o that vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office;

     o that our directors may be removed only for cause and only by the affirmative vote of holders of at least 66 2/3% of the outstanding shares of voting stock, voting together as a single class;

     o  that cumulative voting is expressly prohibited;

     o that certain provisions of the bylaws may be amended only by a vote of 66 2/3% of the shareholders entitled to vote; and

     o that shareholders wishing to nominate directors and propose other business to be conducted at shareholder meetings must meet advance notice requirements.

     These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change of control of our company. These provisions may also have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, and its address is 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, no public market for our common stock existed. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.



     Upon completion of the offering and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding stock options or warrants, an aggregate of 5,962,500 shares of our common stock will be outstanding. Of these shares, all of the shares sold in this offering will be freely transferable without restriction or limitation under the Securities Act of 1933 unless purchased by our "affiliates," as defined in Rule 144 under the Securities Act. The remaining 4,462,500 shares are "restricted shares" within the meaning of Rule 144 under the Securities Act, and are subject to restrictions under the Securities Act and the lock-up agreements described below.

     Our directors and executive officers who are also shareholders have agreed not to sell, offer for sale, or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of the representatives of the underwriters. In addition, during this

180-day period, we have agreed not to file any registration statement with respect to our common stock or any securities convertible into or exercisable or exchangeable for our common stock without the prior written consent of the representatives.

     In general, under Rule 144 as currently in effect, after the expiration of the lock-up agreements, a person who has beneficially owned shares of common stock for at least one year would be entitled to sell within any three-month period the number of shares of common stock that does not exceed the greater of:

     o  1% of the number of then outstanding shares; or

     o the average weekly reported trading volume during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

     Sales under Rule 144 are also subject to notice and manner of sale requirements and to the availability of current public information about us and must be made in unsolicited brokers' transactions or to a market maker. A person who is not an "affiliate" of ours under the Securities Act during the three months preceding a sale and who has beneficially owned shares for at least two years is entitled to sell its shares under Rule 144 without regard to the volume, notice, information and manner of sale provisions. Our affiliates must comply with the restrictions and requirements of Rule 144 when transferring restricted shares even after the two-year holding period has expired and must comply with the restrictions and requirements of Rule 144 other than the one-year holding period in order to sell unrestricted shares. Rule 144 allows persons to include the holding period of the transferor under particular circumstances.



     Any of our employees, officers, directors or consultants who purchased or were awarded shares or options to purchase shares prior to this offering are generally entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permit affiliates and non-affiliates to sell such shares without having to comply with the holding period restrictions of Rule 144, in each case commencing 90 days after the date of this prospectus. In addition, non-affiliates may sell shares without complying with the public information, volume and notice provisions of Rule 144. Rule 701 is available for our option holders as to all 1,456,980 options issued by us prior to this offering.



     Six months after the closing of the offering, we intend to file a registration statement on Form S-8 to register all of the shares of common stock reserved for issuance pursuant to our 1997 and 1999 stock option plans and 1999 directors' plan. Accordingly, shares issued upon exercise of these options will be freely tradeable by holders who are not our affiliates and, subject to the volume and other limitations of Rule 144, by holders who are affiliates.

                                  UNDERWRITING

     Subject to the terms of an underwriting agreement, the underwriters named below, through their representative, Auerbach, Pollak & Richardson, Inc., have severally agreed to purchase from us the following respective number of shares of common stock at the public offering price less the underwriting discount set forth on the cover page of this prospectus.




                                                  NUMBER OF
UNDERWRITERS                                       SHARES
----------------------------------------------- ------------
Auerbach, Pollak & Richardson, Inc. .........
Roth Capital Partners, Inc. .................
Mercer Partners, Inc. .......................





                                                 ----------
     Total ...................................   1,500,000
                                                 =========

     The underwriting agreement provides that the underwriters' obligations to purchase and accept delivery of the shares of common stock offered by this prospectus is subject to approval by their counsel of particular legal matters and other conditions. The underwriters are obligated to purchase and accept delivery of all the shares of common stock offered by this prospectus, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

     We have granted to the underwriters a 30-day option to purchase, on a pro rata basis, up to 225,000 additional shares of our common stock at the initial public offering price less the underwriting discounts and commissions. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage that the number of shares of common stock to be purchased by it in the above table bears to 1,500,000, and we will be obligated to sell the additional shares to the underwriters. This option may be exercised only to cover over-allotments of our common stock. If purchased, the underwriters will offer such additional shares on the same terms as those on which the 1,500,000 shares are being offered.

     We have been advised by the representative that the underwriters initially propose to offer some of the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus, and some of the shares to dealers, including the underwriters, at the offering price less a concession of not more than $ per share. The underwriters may allow, and these dealers may re-allow to other dealers, a concession of not more than $ per share. After the initial offering of the common stock, the underwriters may change the public offering price and other selling terms at any time without notice. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     An electronic prospectus is available on the websites maintained by Mercer Partners, Inc., one of the underwriters. Other than the prospectus in electronic format, the information on the websites relating to our offering is not part of this prospectus and has not been approved or endorsed by us or any underwriter, and should not be relied on by prospective investors.



     We have agreed to indemnify the underwriters against particular liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

     We, together with our executive officers, directors, and shareholders have agreed not to:

     o offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

     o enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any of our common stock,

regardless of whether any of the transactions described above are to be settled by the delivery of common stock, other securities, cash, or otherwise, for a period of 180 days after the date of this prospectus without the prior written consent of the representative. In addition, during this 180-day period, we have also agreed not to file any registration statement for, and each of our executive officers, directors and shareholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of the representative. However, the underwriters may, at their discretion, release all or any portion of the securities subject to the lock-up agreements. However, the representative has indicated that it does not intend to waive the lock-up agreements. We have determined that if the lock-up with respect to a significant number of shares has been waived, whether with respect to a single stockholder or a number of stockholders, we would review applicable securities laws and, if public disclosure would be appropriate, disclose the waiver. None of the persons who have entered into the lock-up agreements has indicated that he will seek a waiver of such agreement.

     We have agreed to pay the representative a non-accountable expense allowance of 2% of the aggregate offering price of the common stock offered by this prospectus, including any common stock purchased pursuant to the underwriters' over-allotment option, of which we have already paid $50,000. We have also agreed to pay all expenses in connection with qualifying the common stock offered by this prospectus for sale under the laws of such states as the representative may designate, if required, including the expenses of counsel retained for such purposes by the representative.


     The following table shows the per share and total non-accountable expense allowance and underwriting discounts and commissions to be paid to the underwriters by us in connection with our initial public offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock. We have also included in the table the 105,000 representative's warrants we have agreed to issue to the representative. We are required to issue the same number of representative's warrants regardless of whether the underwriters exercise their over-allotment option.



                                                      PAID BY INFINITE TECHNOLOGY GROUP LTD.
                   ------------------------------------------------------------------------------------------------------
                                      NO EXERCISE                                         FULL EXERCISE
                   --------------------------------------------------   -------------------------------------------------
                    DISCOUNTS AND      EXPENSE      REPRESENTATIVE'S     DISCOUNTS AND      EXPENSE      REPRESENTATIVE'S
                     COMMISSIONS      ALLOWANCE         WARRANTS          COMMISSIONS      ALLOWANCE         WARRANTS
                   ---------------   -----------   ------------------   ---------------   -----------   -----------------
Per share ......                                              --                                                  --
  Total ........                                         105,000                                             105,000




     The expenses of this offering, exclusive of the underwriting discount, are estimated at approximately $700,000 and are payable by us. The principal components of the offering expenses payable by us will include the fees and expenses of our accountants and attorneys, the fees of our registrar and transfer agent, the cost of printing this prospectus, the American Stock Exchange listing fees and filing fees paid to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc.



     We have also agreed pursuant to the underwriting agreement to allow the representative to designate an observer to the board of directors for a period of three years. The individual selected by the representative will be entitled to attend all our board of directors' meetings.



     We have agreed to sell to the representative and its designees, warrants to purchase up to 105,000 shares of common stock at an exercise price per share equal to 160% of the initial public offering price per share of the common stock offered by this prospectus. The representative's warrants may not be transferred, during a one year period commencing on the date of this prospectus, except to officers or partners of the representative, and members of the selling group and/or their officers and partners, and are exercisable during the four-year period commencing one year from the date of this prospectus.

     During the warrant exercise term, the holders of the representative's warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common stock. To the extent that the representative's warrants are exercised or exchanged, dilution to the interests of our shareholders will occur. Further, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the representative's warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the representative's warrants. Any profit realized by the representative on the sale of the representative's warrants or the underlying shares of common stock may be deemed additional underwriting compensation. The representative's warrants provide for reductions, which could be material, in the exercise price of the representative's warrants upon the occurrence of particular events, including adjustment of the type of securities issuable upon exercise of the representative's warrants to reflect changes in the common stock and to reflect stock dividends, stock splits and mergers, recapitalizations or sales of assets. We have agreed to register the shares of common stock underlying the representative's warrants under the Securities Act on one occasion during the warrant exercise term and to include such representative's warrants and shares in any appropriate registration statement that is filed by us during the warrant exercise term.

     We have agreed to pay the representative, a finder's fee if, at our request, the representative introduces potential merger or acquisition candidates to us during the 18 months following this offering and we consummate a transaction with any of them.

     Prior to this offering, no established trading market for our common stock existed. The initial public offering price of our shares of common stock offered by this prospectus was determined by negotiations among us and the representative. The factors considered in determining the initial public offering price included the history of and the prospects for the industry in which we compete, our past and present operations, our historical results of operations, our prospects for future earnings, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the offering.



     We have applied to have our common stock approved for listing on the American Stock Exchange under the symbol "ITL."

     Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of common stock offered by this prospectus in any jurisdiction where action for that purpose is required. The shares of common stock offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any shares of common stock be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of those jurisdictions. Persons with this prospectus should inform themselves about and observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock offered hereby in any jurisdiction in which such an offer or a solicitation is unlawful.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     o Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     o Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     o Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of our common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS


     The legal matters in connection with this offering will be passed upon for us by Baer Marks & Upham LLP, New York, New York. Craig S. Libson, a member of this firm, serves as a director of our company and holds options to purchase 70,000 shares of our common stock. The legal matters in connection with this offering will be passed upon for the underwriters by Coleman, Rhine & Goodwin LLP, New York, New York.


                                     EXPERTS

     Ernst & Young LLP, independent auditors, have audited our combined/consolidated financial statements at December 31, 1998 and 1999, and for the three years in the period ended December 31, 1999 as set forth in their report. We've included our financial statements in the prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 with respect to the common stock being sold in this offering. This prospectus is a part of that registration statement. This prospectus does not contain all the information provided in the registration statement and the exhibits and schedules to the registration statement, because some parts have been omitted in accordance with the rules and regulations of the commission. For further information with respect to us and our common stock being sold in this offering, you should refer to the registration statement and the exhibits and schedules filed as part of the registration statement. Although we have included in this prospectus summaries of all material terms of our material agreements and other documents, these summaries are not necessarily complete; reference is made in each case to the copy of the contract or document filed as an exhibit to the registration statement. Each statement is qualified in all respects by reference to the exhibit. You may inspect a copy of the registration statement without charge at the commission's principal office in Washington, D.C. and obtain copies of all or any part thereof, upon payment of proscribed fees, from the commission's Public Reference Room at the commission's principal office, 450 Fifth Street, NW, Washington, D.C. 20549, or at the commission's regional offices in New York, located at 7 World Trade Center, Suite 1300, New York, New York 10048, or in Chicago, located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may obtain information regarding the operation of the Public Reference Room by calling the commission at 1-800-SEC-0330. The commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the commission. The commission's World Wide Web address is www.sec.gov.

     We intend to furnish holders of our common stock with annual reports containing, among other information, audited financial statements certified by an independent public accounting firm and quarterly reports containing unaudited condensed financial information for the first three quarters of each calendar year. We intend to furnish such other reports as we may determine or as may be required by law.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
               INDEX TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS


                                                                                    PAGE
                                                                                    -----
Report of Independent Auditors ..................................................   F-2
Combined/Consolidated Balance Sheets as of December 31, 1998 and 1999 and

 March 31, 2000 (unaudited) .....................................................   F-3
Combined/Consolidated Statements of Operations for the years ended December 31,

 1997, 1998 and 1999 and the three-month periods ended March 31, 2000 and 1999
 (unaudited) ....................................................................   F-4

Combined/Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 1997, 1998 and 1999 and the three-month period ended
 March 31, 2000 (unaudited) .....................................................   F-5

Combined/Consolidated Statements of Cash Flows for the years ended December 31,
 1997, 1998 and 1999 and the three-month periods ended March 31, 2000 and 1999
 (unaudited) ....................................................................   F-6

Notes to Combined/Consolidated Financial Statements .............................   F-7


                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Infinite Technology Group Ltd. and Affiliate

     We have audited the accompanying combined balance sheets of Infinite Technology Group Ltd. and Affiliate (the "Company") as of December 31, 1999 and 1998, and the related combined statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Infinite Technology Group Ltd. and Affiliate at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                                  /s/ Ernst & Young LLP

Melville, New York
March 2, 2000

                 INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY

                     COMBINED/CONSOLIDATED BALANCE SHEETS



                                                                                  DECEMBER 31,
                                                                          -----------------------------
                                                                               1998           1999
                                                                          ------------- ---------------
                               ASSETS
Current assets:

  Cash and cash equivalents .............................................  $  637,245     $ 1,171,121
  Available-for-sale securities (Note 3) ................................      24,079             470
  Accounts receivable, net of allowances for doubtful accounts of
    $55,000 in 1998, $267,383 in 1999 and $203,718 in 2000 ..............   5,043,235       7,241,653
  Inventories ...........................................................   2,022,042       1,606,650
  Prepaid expenses and other current assets .............................     296,746         370,158
                                                                           ----------     -----------
     Total current assets ...............................................   8,023,347      10,390,052
Property and equipment, at cost, net of depreciation and amortization
 of $218,010 in 1998, $331,009 in 1999 and $364,009 in 2000 .............     429,967         459,471
Deferred offering costs .................................................          --         168,286
Other assets, net of accumulated amortization of $25,015 in 1999 and
 $62,515 in 2000 ........................................................      11,132       1,091,552
                                                                           ----------     -----------
     Total assets .......................................................  $8,464,446     $12,109,361
                                                                           ==========     ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
  Line of credit ........................................................  $3,400,000     $ 3,600,000
  Accounts payable ......................................................   3,497,090       4,659,518
  Accrued expenses and other current liabilities ........................     665,106       1,310,550
  Current portion of term note payable to bank ..........................      99,996          99,996
  Current portion of notes payable to shareholders ......................      36,342              --
                                                                           ----------     -----------
     Total current liabilities ..........................................   7,698,534       9,670,064
Term notes payable to bank, less current portion (Note 5) ...............     383,338       1,283,342
Deferred revenue ........................................................          --         298,946
Minority interest in ITIS (Note 12) .....................................          --         850,000
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value--2,000,000 shares authorized,
    none issued and outstanding .........................................          --              --
  ITG common stock, $.01 par value--20,000,000 shares authorized, shares issued and outstanding: 5,900,000 in 1998 and 1999 and
    6,250,000 in 2000 ...................................................      59,000          59,000
  ITIS common stock, no par value--200 shares authorized, shares
    issued and outstanding: 100 in 1998 and 150 in 1999 .................      10,000          10,000
  Accumulated other comprehensive loss ..................................      (1,303)         (2,029)
  Additional paid-in capital ............................................       4,290           9,410
  Retained earnings (deficit) ...........................................     320,587         (59,372)
  Less: shareholder notes receivable for ITIS common stock ..............     (10,000)        (10,000)
                                                                           ----------     -----------
     Total shareholders' equity .........................................     382,574           7,009
                                                                           ----------     -----------
     Total liabilities and shareholders' equity .........................  $8,464,446     $12,109,361
                                                                           ==========     ===========


                                                                             MARCH 31,       PRO FORMA
                                                                                2000        AS ADJUSTED
                                                                          --------------- --------------
                                                                                            (UNAUDITED)
                                                                            (UNAUDITED)       NOTE 14
                               A S S E T S

Current assets:
  Cash and cash equivalents .............................................   $   758,276
  Available-for-sale securities (Note 3) ................................            --
  Accounts receivable, net of allowances for doubtful accounts of
    $55,000 in 1998, $267,383 in 1999 and $203,718 in 2000 ..............    11,250,528
  Inventories ...........................................................       900,185
  Prepaid expenses and other current assets .............................        53,670
                                                                            -----------
     Total current assets ...............................................    12,962,659
Property and equipment, at cost, net of depreciation and amortization
 of $218,010 in 1998, $331,009 in 1999 and $364,009 in 2000 .............       493,802
Deferred offering costs .................................................       306,236
Other assets, net of accumulated amortization of $25,015 in 1999 and
 $62,515 in 2000 ........................................................     1,054,052
                                                                            -----------
     Total assets .......................................................   $14,816,749
                                                                            ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit ........................................................   $ 4,000,000
  Accounts payable ......................................................     5,615,704
  Accrued expenses and other current liabilities ........................     1,497,248
  Current portion of term note payable to bank ..........................        99,996
  Current portion of notes payable to shareholders ......................       800,000
                                                                            -----------
     Total current liabilities ..........................................    12,012,948
Term notes payable to bank, less current portion (Note 5) ...............     1,758,343
Deferred revenue ........................................................       727,919
Minority interest in ITIS (Note 12) .....................................            --
Commitments and contingencies
Shareholders' equity:
  Preferred stock, $.01 par value--2,000,000 shares authorized,
    none issued and outstanding .........................................            --      $ --
  ITG common stock, $.01 par value--20,000,000 shares authorized, shares issued and outstanding: 5,900,000 in 1998 and 1999 and
    6,250,000 in 2000 ...................................................        62,500    62,500
  ITIS common stock, no par value--200 shares authorized, shares
    issued and outstanding: 100 in 1998 and 150 in 1999 .................            --        --
  Accumulated other comprehensive loss ..................................            --        --
  Additional paid-in capital ............................................      (134,090)  (344,961)
  Retained earnings (deficit) ...........................................       389,129        --
  Less: shareholder notes receivable for ITIS common stock ..............            --        --
                                                                            -----------   ----------
     Total shareholders' equity .........................................       317,539   $(282,461)
                                                                            -----------   ==========
     Total liabilities and shareholders' equity .........................   $14,816,749
                                                                            ===========


                            See accompanying notes.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
                 COMBINED/CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                        THREE MONTHS ENDED
                                                YEARS ENDED DECEMBER 31,                    MARCH 31,
                                      -------------------------------------------- ----------------------------
                                           1997           1998           1999           1999          2000
                                      -------------- -------------- -------------- ------------- --------------
                                                                                           (UNAUDITED)
Net sales:

   Product sales ....................  $19,649,853    $21,584,246    $43,507,622    $7,902,022    $15,979,013
   Service sales ....................    3,256,381      4,196,540      5,309,413     1,012,878      1,705,136
   Internet sales ...................           --             --             --            --        161,294
                                       -----------    -----------    -----------    ----------    -----------
      Total sales ...................   22,906,234     25,780,786     48,817,035     8,914,900     17,845,443
                                       -----------    -----------    -----------    ----------    -----------
Operating expenses:
   Cost of product sales ............   19,191,529     19,966,179     39,158,435     7,121,895     13,683,425
   Cost of service ..................    1,087,535      1,348,389      2,241,207       434,428      1,127,474
   Cost of Internet sales ...........           --             --             --            --         35,169
   Selling, general and
    administrative expenses .........    2,656,620      4,643,513      7,248,185     1,123,013      2,380,559
                                       -----------    -----------    -----------    ----------    -----------
      Total operating expenses.......   22,935,684     25,958,081     48,647,827     8,679,336     17,226,627
                                       -----------    -----------    -----------    ----------    -----------
Operating income (loss) .............      (29,450)      (177,295)       169,208       235,564        618,816
Other (expense) income:
   Interest expense, net of
    interest income .................      (95,540)      (196,973)      (429,277)      (81,940)      (168,286)
   Miscellaneous income .............        4,662         20,207         18,110            --         (2,029)
                                       -----------    -----------    -----------    ----------    -----------
Net income (loss) ...................  $  (120,328)   $  (354,061)   $  (241,959)   $  153,624    $   448,501
                                       ===========    ===========    ===========    ==========    ===========
Net income (loss) per share:
   Basic ............................  $      (.02)   $      (.06)   $      (.04)   $      .02    $       .07
                                       ===========    ===========    ===========    ==========    ===========
   Diluted ..........................  $      (.02)   $      (.06)   $      (.04)   $      .02    $       .07
                                       ===========    ===========    ===========    ==========    ===========
Weighted average shares
 outstanding:
   Basic ............................    6,200,000      6,200,000      6,200,000     6,200,000      6,216,304
                                       ===========    ===========    ===========    ==========    ===========
   Diluted ..........................    6,200,000      6,200,000      6,200,000     6,610,420      6,613,985
                                       ===========    ===========    ===========    ==========    ===========
Pro Forma (unaudited):
   Income (loss) before provision
    (benefit) for income taxes ......  $  (120,328)   $  (354,061)   $  (241,959)   $  153,624    $   448,501
   Provision (benefit) for income
    taxes ...........................      (46,000)      (112,000)            --            --        201,000
                                       -----------    -----------    -----------    ----------    -----------
   Net income (loss) ................  $   (74,328)   $  (242,061)   $  (241,959)   $  153,624    $   247,501
                                       ===========    ===========    ===========    ==========    ===========
   Net income (loss) per share:
      Basic .........................  $      (.01)   $      (.04)   $      (.05)   $      .03    $       .05
                                       ===========    ===========    ===========    ==========    ===========
      Diluted .......................  $      (.01)   $      (.04)   $      (.05)   $      .03    $       .05
                                       ===========    ===========    ===========    ==========    ===========
Weighted average shares
 outstanding:
   Basic ............................    5,900,000      5,900,000      4,512,500     4,512,500      4,528,804
                                       ===========    ===========    ===========    ==========    ===========
   Diluted ..........................    5,900,000      5,900,000      4,512,500     4,922,920      4,926,485
                                       ===========    ===========    ===========    ==========    ===========


                             See accompanying notes.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY

       COMBINED/CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND THE THREE-MONTH PERIOD ENDED
                           MARCH 31, 2000 (UNAUDITED)


                                                              INFINITE TECHNOLOGY GROUP LTD.
                                            -------------------------------------------------------------------
                                                                                                  ACCUMULATED
                                                 COMMON STOCK         ADDITIONAL     RETAINED        OTHER
                                               -----------------       PAID-IN       EARNINGS    COMPREHENSIVE
                                               SHARES     AMOUNT       CAPITAL      (DEFICIT)         LOSS
                                            ----------- ---------- -------------- ------------- ---------------
Balance at December 31, 1996 ..............  5,900,000   $59,000        $          $1,034,976   $   --
 Distributions to shareholders ............         --        --             --      (120,000)      --
 Net loss .................................         --        --             --      (120,328)      --
                                             ---------   -------   ------------    ----------   ---------
Balance at December 31, 1997 ..............  5,900,000    59,000             --       794,648       --
 Net loss .................................         --        --             --      (354,061)      --
 Unrealized loss on available-for-sale
  securities ..............................         --        --             --            --   (1,303)
 Total comprehensive loss .................         --        --             --            --       --
 Issuance of stock options to
  consultants .............................         --        --          4,290            --       --
 Distributions to shareholders ............         --        --             --      (120,000)      --
                                             ---------   -------   ------------    ----------   ---------
Balance at December 31, 1998 ..............  5,900,000    59,000          4,290       320,587   (1,303)
 Net loss .................................         --        --             --      (241,959)      --
 Unrealized loss on available-for-sale
  securities ..............................         --        --             --            --     (726)
 Total comprehensive loss .................         --        --             --            --       --
 Issuance of stock options to
  consultants .............................         --        --          5,120            --       --
 Distributions to shareholders ............         --        --             --      (138,000)      --
 Issuance of common stock in
  connection with the acquisition of
  the CarNet Services Agreement ...........         --        --             --            --       --
                                             ---------   -------   ------------    ----------   ---------
Balance at December 31, 1999 ..............  5,900,000    59,000          9,410       (59,372)  (2,029)
 Net income (unaudited) ...................                                           448,501
 Realized gain on available-for-sale
  securities (unaudited) ..................                                                      2,029
 Payment of shareholder notes
  receivable(unaudited) ...................
 Merger of Infinite Technology
  Information Systems Inc. and
  Infinite Technology Group Ltd.
  (unaudited) .............................    350,000     3,500       (143,500)           --       --
                                             ---------   -------   ------------    ----------   ---------
Balance at March 31, 2000 (unaudited) .....  6,250,000   $62,500     $ (134,090)   $  389,129    $  --
                                             =========   =======   ============    ==========   =========




                                                      INFINITE TECHNOLOGY
                                                   INFORMATION SYSTEMS INC.
                                            -----------------------------------
                                                COMMON STOCK       SHAREHOLDER       TOTAL
                                            -------------------       NOTES      SHAREHOLDERS'
                                             SHARES     AMOUNT      RECEIVABLE      EQUITY
                                            -------- ------------ ------------- --------------
Balance at December 31, 1996 ..............    100   $10,000      $ (10,000)      $1,093,976
 Distributions to shareholders ............                                         (120,000)
 Net loss .................................     --        --             --         (120,328)
                                               ---   -------      ---------       ----------
Balance at December 31, 1997 ..............    100    10,000        (10,000)         853,648
 Net loss .................................     --        --             --         (354,061)
 Unrealized loss on available-for-sale
  securities ..............................     --        --             --           (1,303)
                                                                                  ----------
 Total comprehensive loss .................     --        --             --         (355,364)
 Issuance of stock options to
  consultants .............................     --        --             --            4,290
 Distributions to shareholders ............     --        --             --         (120,000)
                                               ---   -------      ---------       ----------
Balance at December 31, 1998 ..............    100    10,000        (10,000)         382,574
 Net loss .................................     --        --             --         (241,959)
 Unrealized loss on available-for-sale
  securities ..............................     --        --             --             (726)
                                                                                  ----------
 Total comprehensive loss .................     --        --             --         (242,685)
 Issuance of stock options to
  consultants .............................     --        --             --            5,120
 Distributions to shareholders ............     --        --             --         (138,000)
 Issuance of common stock in
  connection with the acquisition of
  the CarNet Services Agreement ...........     50        --             --               --
                                               ---   -------      ---------       ----------
Balance at December 31, 1999 ..............    150    10,000        (10,000)           7,009
 Net income (unaudited) ...................                                          448,501
 Realized gain on available-for-sale
  securities (unaudited) ..................                                            2,029
 Payment of shareholder notes
  receivable(unaudited) ...................                          10,000           10,000
 Merger of Infinite Technology
  Information Systems Inc. and
  Infinite Technology Group Ltd.
  (unaudited) .............................   (150)  (10,000)                       (150,000)
                                              ----   -------      ------------    ----------
Balance at March 31, 2000 (unaudited) .....     --   $    --      $         --    $  317,539
                                              ====   =======      ============    ==========

                             See accompanying notes.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY

                 COMBINED/CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    YEAR ENDED DECEMBER 31,
                                                                        ------------------------------------------------
                                                                              1997            1998            1999
                                                                        --------------- --------------- ----------------
OPERATING ACTIVITIES
Net income (loss) .....................................................  $    (120,328)  $    (354,061)  $     (241,959)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
 Depreciation and amortization ........................................        363,882          99,261          138,014
 Provision for doubtful accounts ......................................             --          55,000          220,000
 Non-cash consulting expense ..........................................             --           4,290            5,120
 Realized (gain) loss on sales of available-for-sale securities, net ..             --          (3,857)         (18,110)
 Changes in operating assets and liabilities:
  Accounts receivable .................................................     (1,651,708)     (1,577,179)      (2,418,418)
  Inventories .........................................................        (29,687)     (1,619,208)         415,392
  Prepaid expenses and other current assets ...........................        (36,142)       (239,149)         (73,412)
  Other assets ........................................................        (11,132)             --           (5,435)
  Accounts payable ....................................................      1,240,986       1,441,801        1,162,428
  Accrued expenses and other current liabilities ......................        220,398         329,013          395,444
  Deferred revenue ....................................................             --              --          298,946
                                                                         -------------   -------------   --------------
Net cash (used in) provided by operating activities ...................        (23,731)     (1,864,089)        (121,990)
                                                                         -------------   -------------   --------------
INVESTING ACTIVITIES
Purchases of property and equipment ...................................       (146,714)       (169,464)        (142,503)
Purchases of available-for-sale securities ............................             --         (55,294)        (344,847)
Proceeds from sales of available-for-sale securities ..................             --          33,769          385,840
Cash payment in ITIS merger ...........................................             --              --               --
Other assets ..........................................................       (295,738)             --               --
                                                                         -------------   -------------   --------------
Net cash (used in) investing activities ...............................       (442,452)       (190,989)        (101,510)
                                                                         -------------   -------------   --------------
FINANCING ACTIVITIES
Proceeds of line of credit ............................................        725,000       4,100,000       19,686,000
Principal repayments of line of credit ................................       (100,000)     (1,949,074)     (18,486,000)
Principal repayments of notes payable to shareholders .................        (63,903)        (74,417)         (36,342)
Proceeds of term note payable to bank .................................             --         500,000               --
Principal repayments of term note payable to bank .....................             --         (16,666)         (99,996)
Loan to shareholders ..................................................       (100,000)             --               --
Proceeds of loan receivable from affiliated companies .................        120,000              --               --
Proceeds of shareholder notes receivable for ITIS common stock ........             --              --               --
Payment of deferred offering costs ....................................             --              --         (168,286)
Distributions to shareholders .........................................       (120,000)        (20,000)        (138,000)
                                                                         -------------   -------------   --------------
Net cash provided by (used in) financing activities ...................        461,097       2,539,843          757,376
                                                                         -------------   -------------   --------------
Net (decrease) increase in cash and cash equivalents ..................         (5,086)        484,765          533,876
Cash and cash equivalents at beginning of period ......................        157,566         152,480          637,245
                                                                         -------------   -------------   --------------
Cash and cash equivalents at end of period ............................  $     152,480   $     637,245   $    1,171,121
                                                                         =============   =============   ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during the period .......................................  $      90,442   $     230,807   $      402,381
                                                                         =============   =============   ==============




                                                                              THREE MONTHS ENDED
                                                                                   MARCH 31,
                                                                        -------------------------------
                                                                              1999            2000
                                                                        --------------- ---------------
                                                                                  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss) .....................................................  $     153,624   $     448,501
Adjustments to reconcile net income (loss) to net cash used in operating activities:
 Depreciation and amortization ........................................         36,000          70,500
 Provision for doubtful accounts ......................................             --          24,000
 Non-cash consulting expense ..........................................             --              --
 Realized (gain) loss on sales of available-for-sale securities, net ..             --           2,029
 Changes in operating assets and liabilities:
  Accounts receivable .................................................     (2,285,057)     (4,032,875)
  Inventories .........................................................        390,791         706,465
  Prepaid expenses and other current assets ...........................       (494,816)        316,488
  Other assets ........................................................             --              --
  Accounts payable ....................................................      2,360,406         956,186
  Accrued expenses and other current liabilities ......................         20,387         186,698
  Deferred revenue ....................................................             --         428,973
                                                                         -------------   -------------
Net cash (used in) provided by operating activities ...................        181,335        (893,035)
                                                                         -------------   -------------
INVESTING ACTIVITIES
Purchases of property and equipment ...................................        (76,939)        (67,331)
Purchases of available-for-sale securities ............................             --              --
Proceeds from sales of available-for-sale securities ..................             --             470
Cash payment in ITIS merger ...........................................             --        (200,000)
Other assets ..........................................................             --              --
                                                                         -------------   -------------
Net cash (used in) investing activities ...............................        (76,939)       (266,861)
                                                                         -------------   -------------
FINANCING ACTIVITIES
Proceeds of line of credit ............................................             --         900,000
Principal repayments of line of credit ................................             --        (500,000)
Principal repayments of notes payable to shareholders .................        (24,066)             --
Proceeds of term note payable to bank .................................             --         500,000
Principal repayments of term note payable to bank .....................        (24,999)        (24,999)
Loan to shareholders ..................................................          2,850              --
Proceeds of loan receivable from affiliated companies .................             --              --
Proceeds of shareholder notes receivable for ITIS common stock ........             --          10,000
Payment of deferred offering costs ....................................             --        (137,950)
Distributions to shareholders .........................................             --              --
                                                                         -------------   -------------
Net cash provided by (used in) financing activities ...................        (46,215)        747,051
                                                                         -------------   -------------
Net (decrease) increase in cash and cash equivalents ..................         58,181        (412,845)
Cash and cash equivalents at beginning of period ......................        637,245       1,171,121
                                                                         -------------   -------------
Cash and cash equivalents at end of period ............................  $     695,426   $     758,276
                                                                         =============   =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid during the period .......................................  $      81,940   $     168,286
                                                                         =============   =============

     Distributions to shareholders of $120,000 during the year ended December 31, 1998 included $100,000 which was applied as a reduction of the loans receivable from shareholders.

                             See accompanying notes.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
               NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

1. DESCRIPTION OF BUSINESS

     Infinite Technology Group Ltd. and Subsidiary ("ITG" or the "Company") conducts its business through four core enterprises: software applications and services that apply to the disaster recovery, backup and record management areas; network and business consultations and integration; computer systems design, integration, staging and acquisition; Internet implementation and consulting. The Company focuses its sales efforts on financial, manufacturing, distribution, government, health care, and education markets, principally in the metropolitan New York area.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying combined/consolidated financial statements include the accounts of the Company and Infinite Technology Information Services, Inc. ("ITIS" or the "Affiliate"). These companies were under common management through March 2, 2000, at which time ITIS was merged into the Company. See Note 12 for further information regarding ITIS.

CONCENTRATION OF CREDIT RISK

     During 1997, revenues from four customers aggregated approximately $17 million which represented approximately 75% (28%, 21%, 13% and 13%) of the Company's revenues. During 1998, revenues from three customers aggregated $11.5 million, and during 1999, revenues from two customers aggregated $14.1 million, which represented approximately 45% (22%, 12% and 11%) and 29% (17% and 12%) of the Company's revenues, respectively. During the three-month periods ended March 31, 1999 and 2000, revenues from three and two customers aggregated approximately $3.5 million and $6.6 million, respectively, which represented approximately 39% (18%, 11% and 10%) and 37% (19% and 18%) of the Company's revenues, respectively.

     The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. Receivables generally are due within 30 days. Credit losses relating to customers have been consistently within management's expectations. The Company charged operations with $55,000, $220,000 and $24,000 for doubtful accounts during the years ended December 31, 1998 and 1999 and the three-month period ended March 31, 2000, respectively.

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash and cash equivalents with high quality financial institutions. Substantially all cash and cash equivalents are held at two financial institutions at December 31, 1999 and March 31, 2000. Cash equivalents are comprised of short-term money market funds.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

INVESTMENTS IN MARKETABLE SECURITIES

     The Company accounts for its investments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain

Investments in Debt and Equity Securities." The

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Company has evaluated its investment policies and determined that all of its investment securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in a separate component of shareholders' equity. Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in miscellaneous income. The cost of securities sold is based on the specific identification method. Interest and dividends on such securities are included in miscellaneous income.

INVENTORIES

     Inventories, which consist of computer equipment and parts, are stated at the lower of cost (first-in, first-out basis) or market.

DEPRECIATION AND AMORTIZATION

     Office furniture, computer and telephone equipment are depreciated using the straight-line method over estimated useful lives ranging from five to ten years. Purchased computer software is depreciated over a period of four years. Leasehold improvements are amortized using the straight-line method over the lesser of the useful life of the asset or the life of the lease.

IMPAIRMENT OF LONG-LIVED ASSETS

     When impairment indicators are present, the Company reviews the carrying value of its assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flows expected to be generated by the asset. If such assets are considered impaired, the impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of these assets.

STOCK-BASED COMPENSATION

     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to follow Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under SFAS No. 123, requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

INCOME TAXES

     The Company has elected to operate under Subchapter S of the Internal Revenue Code and, consequently, is not subject to federal and certain state income taxes; the shareholders include the Company's income in their own income for federal and certain state income tax purposes.

     In connection with the completion of the Company's proposed initial public offering, the Company will no longer qualify as an S corporation and will become subject to corporate income taxes. (See Note 14)

REVENUE RECOGNITION

     Product sales are recognized at the time of shipment. Revenue from Internet sales and the sale of services is recognized when the services are performed. Revenue from maintenance contracts is recognized in the period related services are provided.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Company incurred approximately $74,000, $166,000 and $143,000 in advertising costs during 1997, 1998 and 1999, respectively. During the three-month period ended March 31, 1999, advertising expense was approximately $57,000 and there was no advertising expense during the three-month period ended March 31, 2000.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The recorded amounts of the Company's cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair values principally because of the short-term nature of these items. The recorded amounts of the Company's long-term debt approximates fair value because the fixed interest rate approximates the Company's current borrowing rate.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     In the opinion of management, the unaudited financial statements for the three months ended March 31, 1999 and 2000 are presented on a basis consistent with the audited combined/consolidated financial statements and reflect all adjustments, consisting of only normal recurring adjustments necessary for a fair presentation of the results hereof. The results of operations for the three months ended March 31, 2000, are not necessarily indicative of the results to be expected for the full year ending December 31, 2000.

COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Company's net loss or shareholders' equity. SFAS No. 130 requires unrealized gains or losses on available-for-sale securities to be included in comprehensive income. There were no items of comprehensive income prior to January 1, 1998.

EARNINGS PER SHARE



     The Company has presented net income (loss) per share in accordance with the provision of SFAS No. 128, "Earnings per Share." Under the provisions of SFAS No. 128, basic and diluted net income (loss) per share are computed by dividing the net income (loss) for the period by the weighted-average number of common shares outstanding for the period. Diluted net loss per share for the years ended December 31, 1997, 1998 and 1999, excludes shares of common stock issuable upon the exercise of stock options and warrants as the effect of such exercises would be antidilutive; however, such shares issuable have been included in the computations for the three-month periods ended March 31, 1999 and 2000. Net income (loss) per share for each period includes the effect of 300,000 shares issued in connection with the ITIS Merger as if such shares were issued in a stock dividend. The weighted-average number of shares used for pro forma earnings per share includes in 1999 and the three-month periods ended March 31, 1999 and 2000, the effect of additional shares which are deemed to be outstanding due to the payment of $500,000 of merger consideration in the ITIS Merger which is being treated as a dividend for accounting purposes and have been reduced for the effect of 1,787,500 shares of common stock to be surrendered at the closing of the Company's IPO, and have been increased for 1999 and the three-month periods ended March 31, 1999 and 2000, for the effect of additional shares which are deemed outstanding due to the expected total of Subchapter S distributions to be made during 2000 either prior to or at the closing of the Company's proposed initial public offering.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

     Certain 1998 balances have been reclassified to conform to the 1999 presentation.

3. AVAILABLE-FOR-SALE SECURITIES

     Available-for-sale securities consist of marketable equity securities of publicly traded companies and mutual funds. Investments at December 31, 1998 and 1999 had an aggregate cost, fair market value and gross unrealized holding loss of $25,382, $24,079 and $1,303, respectively, and of $2,499, $470 and $2,029, respectively. At March 31, 2000, the Company had no available-for-sale securities.

4. PROPERTY AND EQUIPMENT

     Details of property and equipment are as follows:


                                                                 DECEMBER 31,           MARCH 31,
                                                           -------------------------   ----------
                                                               1998          1999         2000
                                                           -----------   -----------   ----------
   Computer equipment ..................................    $377,274      $390,229      $394,234
   Computer software ...................................     116,379       187,469       208,519
   Furniture and fixtures ..............................      57,535        83,716        83,716
   Leasehold improvements ..............................      96,789       129,066       171,342
                                                            --------      --------      --------
                                                             647,977       790,480       857,811
   Less: accumulated depreciation and amortization .....     218,010       331,009       364,009
                                                            --------      --------      --------
                                                            $429,967      $459,471      $493,802
                                                            ========      ========      ========

5. DEBT



     The Company has a $7,500,000 line of credit with a bank which expires on June 30, 2001. Under the line of credit, the bank makes advances under notes with varying due dates. As of December 31, 1999, $4,600,000 was outstanding under a note under the line with a due date January 31, 2000. The line of credit bears interest at the bank's prime lending rate (8.50%) plus three quarters of a percent, which was 9.25% at December 31, 1999. On February 11, 2000, the bank converted $1,000,000 of the $4,600,000 into a term note due March 12, 2001 with interest at the bank's prime lending rate plus one and one quarter percent (9.75%). As of March 31, 2000, $4,500,000 was outstanding under a note pursuant to the line with a due date of April 17, 2000. The line of credit bears interest at the bank's prime rate (9.00%) plus three quarters of a percent, which was 9.75% at March 31, 2000. In addition, the Company has a $1,000,000 term note due March 12, 2001 with interest at the bank's prime lending rate plus one and one quarter percent (10.25%). On April 17, 2000, the bank extended the maturity date on the $1,000,000 term note to June 30, 2001 and increased the term note to $1,500,000 from $1,000,000, thereby reducing the note under the line of credit to $4,000,000 from $4,500,000 and also extended its due date to June 30, 2000. On May 23, 2000 and July 17, 2000, the Company repaid the $1,500,000 term note. Additionally, as of July 17, 2000, the due date on the then outstanding borrowings of $5,500,000 under the credit line was extended to August 31, 2000. Borrowings under the line of credit reduce automatically to $3,500,000 on the earlier to occur of (1) August 31, 2000, or (2) the consummation of the Company's proposed initial public offering (see Note 13). The debt is collateralized by the Company's personal property, fixtures, accounts receivable and inventories.

     On November 1, 1999, in connection with the extension of the Company's line of credit to June 30, 2001, the Company issued a warrant to purchase 25,000 shares of the Company's common stock at $.01 per share to the bank. The warrant contains a put option whereby the Company is obligated to purchase

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

5. DEBT (CONTINUED)

the shares from the bank at $10 per share at any time from June 30, 2000 and ending on the earlier of November 1, 2005 or the second anniversary of Company's proposed initial public offering. the Company's obligation under the put option is included in other current liabilities in the accompanying combined/consolidated balance sheets at December 31, 1999 and March 31, 2000. the Company has capitalized the $250,000 as a deferred financing cost, which is included in other assets in the accompanying combined/consolidated balance sheets at December 31, 1999 and March 31, 2000, and is amortizing this asset over the extended life of the line of credit. The amortization is included in interest expense in the accompanying combined/consolidated statements of operations.

     During October 1998, the Company entered into a $500,000 term note payable with a bank. The note is payable in equal monthly installments through November 30, 2003 and bears interest at 7.61%. At December 31, 1999 and March 31, 2000, $383,338 and $358,339 was outstanding, respectively.

     Maturities of the term notes payable to bank are as follows:


    Years ending December 31:
    2000 ........................................   $   99,996
    2001 ........................................    1,099,996
    2002 ........................................       99,996
    2003 ........................................       83,350
                                                     ----------
                                                    $1,383,338

                                                     ==========

6. OPERATING LEASE OBLIGATIONS

     The Company leases equipment under operating leases with terms through 2001. Equipment rentals amounted to approximately $5,000, $17,000 and $26,000 in 1997, 1998 and 1999, respectively. For the three-month period ended March 31, 2000, equipment rentals were approximately $2,900 and there were no equipment rentals during the three-month period ended March 31, 1999.



     The Company leases office and warehouse space under six operating leases, five in Nassau County and one in New York City, with terms from two to five years through 2002. The leases call for increases in real estate taxes and operating costs over a base amount. The leases also include scheduled rent escalations throughout the lease terms, which are expensed on a straight-line basis over the lease term. No renewal terms exist. The five leases for space in Nassau County are with a company 100% owned by the brother-in-law of one of the Company's executive officers. Rent expense was approximately $216,000, $272,000 and $332,000 for 1997, 1998 and 1999, respectively and $61,800 and $98,600, for the three-month periods ended March 31, 1999 and 2000, respectively.



     Future minimum lease payments under the above leases, excluding real estate taxes and operating cost escalations, are as follows:


    Year ending December 31:
    2000 .....................................................    $319,000
    2001 .....................................................     204,000
    2002 .....................................................      82,000
                                                                  --------
    Total minimum lease payments .............................    $605,000
                                                                  ========

7. RELATED PARTY TRANSACTIONS

     In October 1997, the principal shareholders of the Company borrowed $100,000 from the Company. During 1998, shareholder distributions were declared which were applied against the amounts due.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

7. RELATED PARTY TRANSACTIONS (CONTINUED)

     In August 1996, the Company borrowed $100,000 from each of the shareholders. The loans are being repaid over three years at an interest rate of 7%. The balance of the shareholders' notes payable was fully repaid during 1999.

8. EMPLOYEE SAVINGS PLAN

     The Company maintains a 401(k) Savings Plan (the "Plan"). Employees with three months of service and over the age of twenty-one are eligible under the Plan. Employees may elect to save up to 15% of their annual compensation on a pre-tax basis subject to certain limits. The Company matches 25% of the first 4% of compensation contributed to the Plan. The Company incurred approximately $5,000, $15,000 and $38,000 in 401(k) match during 1997, 1998 and 1999, respectively.

9. COMMON STOCK

     On June 12, 1997, the Company amended its certificate of incorporation to increase the aggregate number of shares of common stock authorized and issued, from 200 shares, no par value, to 2,000,000 shares, $.01 par value.

     On July 15, 1999, the Company again amended its certificate of incorporation to increase the aggregate number of shares of common stock authorized from 2,000,000 shares to 10,000,000 shares of common stock and 2,000,000 shares of preferred stock. In addition, a stock split of 5.9 shares for each share previously outstanding was declared resulting in 5,900,000 shares outstanding after the split. All share amounts have been restated to reflect the stock split. On September 27, 1999, the Company again amended its certificate of incorporation to increase the aggregate number of shares of common stock authorized from 10,000,000 shares to 20,000,000 shares.

10. STOCK INCENTIVE PLANS

     On June 16, 1997, the Company established an incentive stock option plan, whereby incentive stock options and nonqualifying stock options may be granted to employees and consultants to the Company which entitle them to purchase shares of the Company's common stock.

     The Company's 1997 Incentive Stock Option Plan authorized the grant of up to 320,000 options to acquire shares of the Company's $.01 par value common stock. Effective January 1, 1999, the Company increased the number of shares authorized for issuance under the 1997 Incentive Stock Option Plan to 600,000 from 320,000. All options granted have 10 year terms. Vesting is either 25% on the grant date and 25% on each anniversary date during the following three years, or 20% on the date of grant and 20% on each anniversary date during the following four years. No options were exercised during 1998 or 1999.

     The exercise price per share is determined by the Company's board of directors at the time of grant of such option provided, however, that in the case of an incentive stock option, the exercise price may not be less than the fair market value of the common stock at the time of the grant. The vesting and expiration periods of options issued under this Plan are determined by the Company's board of directors as set forth in the applicable option agreement, provided that such date shall not be later than ten years after the date on which the options were granted.

     During 1998 and 1999, the Company's board of directors granted 119,500 and 267,000 incentive stock options, respectively, at prices ranging from $1.50 to $10.00 per share. The options issued in 1998 and 1999 fully vest after three years and expire ten years from the date of grant. On September 1, 1999, Paul Wolotsky, in connection with his employment agreement with the Company, was granted 300,000 non-qualified options at $8.50 per share. These options vest over a five year period and expire ten years

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

10. STOCK INCENTIVE PLANS (CONTINUED)

from the date of grant. On September 15, 1999 the Company granted 150,000 stock options under the 1999 Directors' Stock Option Plan at an exercise price of $10.00 per share. These options vest over a two-year period and expire ten years from the date of grant.

     Effective March 8, 1999, the Company adopted the 1999 Stock Option Plan which authorized the granting of up to 350,000 options to acquire shares of the Company's $.01 par value common stock. All options have a ten year term. The board of directors will grant the options subject to a vesting schedule, conditions, restrictions and other provisions as it sees fit.

     Effective September 15, 1999, the Company adopted the 1999 Directors' Stock Option Plan which authorized the granting of up to 400,000 options to acquire shares of the Company's $.01 par value common stock. All options have a ten year term and vest 50% on the date of grant and 25% on each anniversary during the following two years. Upon the adoption of the 1999 directors' plan, each of the Company's existing eligible non-employee directors was granted an option to purchase 30,000 shares of common stock. In the future, an option to purchase 25,000 shares of common stock will be granted to each non-employee who is elected or appointed to same as a director. An option to purchase 20,000 shares of common stock will be granted to each eligible non-employee director upon each annual meeting of the shareholders. Each eligible employee director upon adoption of the plan will be granted an option to purchase 20,000 shares of common stock. In the future, an option to purchase 15,000 shares of common stock will be granted to each employee who is elected or appointed to serve as a director. An option to purchase 10,000 shares of common stock will automatically be granted to each eligible employee director upon each annual meeting of the shareholders. In addition, any eligible director who is elected to a committee of our board of directors shall be granted an additional option to purchase 5,000 shares of common stock.

     Of the above options granted during 1998 and 1999, 11,000 and 8,000, respectively, were stock options granted to various consultants in payment for their efforts in assisting in various Company matters. The Company recorded consulting expense as a result of these transactions of $4,290 and $5,120, in 1998 and 1999, respectively, which represented the fair market value of the option at the date of grant.

     Pro forma information regarding net income is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value of these options was estimated at the date of grant using the minimum value option pricing model with the following weighted average assumptions: risk free interest rate of 6%; no dividend yield and a weighted average expected life of the options of five years at date of grant.

     For purposes of pro forma disclosure, the estimated fair value of the options is amortized to expense over the options' vesting period. The effect of this amortization on the Company's pro forma net loss using the minimum value option pricing model was approximately $381,000 and $377,200 in 1998 and 1999, respectively.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

10. STOCK INCENTIVE PLANS (CONTINUED)

     A summary of the Company's stock option activity, and related information is as follows:


                                      1998                         1999                         2000
                           -------------------------- ----------------------------- ---------------------------
                                         WEIGHTED-                     WEIGHTED-                   WEIGHTED-
                                          AVERAGE                       AVERAGE                     AVERAGE
                            OPTIONS   EXERCISE PRICE     OPTIONS    EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                           --------- ---------------- ------------ ---------------- ----------- ---------------
Outstanding--beginning
 of year .................  200,480      $  1.12         319,980       $  1.27       1,036,980      $ 5.25
Granted ..................  119,500         1.50         717,000          7.02         295,000       10.02
Canceled .................       --           --              --            --              --          --
                            -------      -------         -------       -------       ---------      ------
Outstanding--end of year..  319,980      $  1.27       1,036,980       $  5.25       1,331,980        6.30
Exercisable at end of
 year ....................  110,067      $  1.21         346,788       $  4.13         548,413        5.07
Weighted-averaged fair
 value of options granted
 during the year .........               $   .32                       $  1.33                      $ 2.71



     Exercise prices for options outstanding as of December 31, 1999, were as follows:




 NUMBER OF         RANGE OF             WEIGHTED-AVERAGE
  OPTIONS       EXERCISE PRICE     REMAINING CONTRACTUAL LIFE
-----------   -----------------   ---------------------------
   200,480    $ 1.12                       7.5 years
   119,500    $ 1.50                       8.0 years
   242,000    $3.00 -- $3.75               9.0 years
   475,000    $5.00 -- $10.00              9.0 years
   -------
 1,036,980
 =========

     The options issued during the three months ended March 31, 2000 had an exercise price ranging from $10.00 to $10.50 per share.

11. CONTINGENCIES

     The Company is occasionally the subject of or a party to various lawsuits in the normal course of business. One claim outstanding was settled during May 1999 for an immaterial amount. No other claims were outstanding at December 31, 1999 and March 31, 2000.

12. INFINITE TECHNOLOGY INFORMATION SYSTEMS, INC. AND MCSP, INC.

     Infinite Technology Information Systems, Inc. ("ITIS") was formed on April 5, 1995 as a New York Corporation equally owned by James McGowan ("McGowan") (50 shares of common stock) and Mark Dresner ("Dresner") (50 shares of common stock). Consideration for the shares was evidenced by notes payable to ITIS in the aggregate amount of $10,000, which notes remained outstanding at December 31, 1999 and were subsequently paid. The shareholders' equity of ITIS is included in the accompanying combined/consolidated balance sheets at December 31, 1998 and 1999. Through December 31, 1999, ITIS had no operations.

     On August 10, 1999, ITIS entered into a stock purchase agreement (the "Agreement") with Wolotsky Enterprises, Inc. ("Enterprises"), a Maryland corporation owned 100% by Paul Wolotsky ("Wolotsky"). In accordance with the agreement, ITIS issued 50 new shares of its common stock to Enterprises in exchange for the right to enter into a services agreement with WorldOnline, Inc. for the establishment of an auto industry intranet project (the "CarNet Services Agreement"). As a result of this transaction, McGowan, Dresner and Enterprises each held 50 shares, or one-third, of the ITIS common stock.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

12. INFINITE TECHNOLOGY INFORMATION SYSTEMS, INC. AND MCSP, INC. (CONTINUED)

     On September 20, 1999, the Company and ITIS entered into a merger agreement (the "ITIS Merger Agreement") providing that ITIS merge (the "ITIS Merger") with and into a wholly-owned subsidiary of the Company upon the closing of the Company's proposed initial public offering. In accordance with the ITIS Merger Agreement, all of the outstanding shares of common stock of ITIS were to be exchanged for a total of 100,000 shares of common stock of the Company and $3.5 million in cash from the proceeds of the proposed public offering. In connection with the ITIS Merger, McGowan, Dresner and Enterprises entered into a consideration splitting agreement pursuant to which McGowan and Dresner were each to receive $1.5 million of the proceeds in cash and Enterprises was to receive $.5 million in cash and 100,000 shares of Company common stock which was to be valued at a price approximating the Company's initial public offering price. At the time the ITIS Merger Agreement was entered into, ITIS recorded the estimated value of the CarNet services agreement at $850,000 (to be amortized to operations over its three-year life), with a corresponding credit to minority interest, based on the value ascribed to the Company's shares to be received in the proposed ITIS Merger.

     On February 28, 2000, the ITIS Merger Agreement was amended and on March 2, 2000 the ITIS Merger was consummated. In the ITIS Merger, all of the outstanding shares of common stock of ITIS were exchanged for a total of 350,000 shares of common stock of the Company, $200,000 in cash, three notes of $100,000 each due June 30, September 30, and December 31, 2000, respectively, and a $500,000 note due on the earlier of December 31, 2001 or the closing of the Company's initial public offering. The original consideration splitting agreement was amended so that McGowan and Dresner each received 150,000 shares of the common stock of the Company and Enterprises received 50,000 shares of common stock of the Company and $200,000 in cash consideration and the aforementioned notes aggregating $800,000.

     The ITIS Merger will be accounted for as purchase business combination; however, as the CarNet Services Agreement was recorded at its fair value upon acquisition by ITIS on August 9, 1999, and given the September 20, 1999 ITIS Merger Agreement and subsequent consummation of such merger, the value of the CarNet Services Agreement as recorded by ITIS continues to approximate its fair value in accounting for the ITIS Merger. The $500,000 note to Enterprises will be treated as a dividend with the remaining consideration to Enterprises treated as the acquisition of the minority interest. The common stock of the Company issued to McGowan and Dresner in the ITIS Merger will be treated as a stock dividend.

     The Company, as successor to ITIS, is a party to a master internet services agreement with MCSP, Inc. ("MCSP"), dated July 1, 1999, pursuant to which the Company has the exclusive use (other than existing hosting commitments of MCSP) of MCSP Internet data center facilities and Internet connectivity assets. ITIS will compensate MCSP in an amount equal to 105% of the actual direct costs incurred by MCSP in connection with the provision of these services. The agreement also provides that at any time during the six-month period beginning January 1, 2001, ITIS or MCSP may elect that MCSP merge with and into ITIS if certain revenue levels have been attained. Should the merger with MCSP take place, all of the shares of common stock of MCSP will be exchanged for a total of 250,000 shares of the Company's common stock. Paul Wolotsky, an executive and director of the Company, is the sole officer, director and shareholder of MCSP.

13. COMMITMENTS



     On July 14, 1999, the Company and the underwriters agreed to a proposed public offering of 1,500,000 shares of the Company's common stock. The Company anticipates filing an amended Registration Statement on Form S-1 with the Securities and Exchange Commission in May 2000. In addition, the stockholders/officers have agreed to surrender for cancellation 1,787,500 shares of common stock of the Company on the effective date of the Company's initial public offering.

                  INFINITE TECHNOLOGY GROUP LTD. AND SUBSIDIARY
        NOTES TO COMBINED/CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                DECEMBER 31, 1999 AND MARCH 31, 2000 (UNAUDITED)

13. COMMITMENTS (CONTINUED)

     On July 1, 1999, the Company entered into employment agreements with McGowan and Dresner. On September 1, 1999, the Company entered into an employment agreement with Wolotsky. The employment agreements are each for a term of five years and provide for a base salary of $250,000 each for McGowan, Dresner and Wolotsky. In addition, Wolotsky was granted stock options to purchase 300,000 shares of the Company's common stock at an exercise price of $8.50 per share. Bonuses are available at the discretion of the Company's Board of Directors.

14. PRO FORMA INCOME TAXES AND SUBCHAPTER S DISTRIBUTIONS (UNAUDITED)

     As described in Note 2, the Company elected to operate under Subchapter S of the Internal Revenue Code. In connection with the completion of the Company's proposed initial public offering, the Company will no longer qualify as an S corporation and will become subject to corporate income taxes. The Company estimates that it will establish a deferred tax liability of approximately $30,000 with a corresponding charge to operations upon the termination of its Subchapter S status. The difference between pro forma taxes at the Federal statutory rate and the pro forma tax provision (benefit) as presented is the impact of state and local income taxes, net of Federal benefit.



     The unaudited Pro Forma As Adjusted shareholders" equity information presented with the accompanying unaudited balance sheet as of March 31, 2000 reflects the shareholders' equity of the Company as if the year 2000 Subchapter S distributions of $360,000 and the planned estimated $240,000 Subchapter S distribution had been made to the shareholders at such date.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
[GRAPHIC OMITTED]

                         INFINITE TECHNOLOGY GROUP LTD.

                       1,500,000 SHARES OF COMMON STOCK


                                  ------------
                                   PROSPECTUS
                                  ------------


                       AUERBACH, POLLAK & RICHARDSON, INC.

                           ROTH CAPITAL PARTNERS, INC.

                              MERCER PARTNERS, INC.
                                IPOSyndicate.com

                ----------------------------------------------
     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make any representation as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal.

     Until        , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus.

This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                 ----------------------------------------------





                                     , 2000



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with issuance and distribution of the securities being registered, all of which shall be paid by us. All of such amounts (except the Securities and Exchange Commission Registration Fee, the NASD Filing Fee and the Nasdaq National Market Listing
Fee) are estimated.



   Securities and Exchange Commission Registration Fee ......  $  8,420
   NASD Filing Fee ..........................................     3,529
   American Stock Exchange Listing Fee ......................    32,500
   Printing Expenses ........................................   200,000
   Legal Fees and Expenses ..................................   200,000
   Accounting Fees and Expenses .............................   175,000
   Transfer Agent and Registrar Fees and Expenses ...........     5,000
   Miscellaneous Expenses ...................................    75,551
                                                               --------
      Total .................................................  $700,000
                                                               ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

New York Business Corporation Law

     Section 722(a) of the New York Business Corporation Law ("BCL") provides that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ours may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of an action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

Certificate of Incorporation

     Our certificate of incorporation provides that a director of ours shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to us or our shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 719 of the BCL or (4) for any transaction from which the director derived an improper personal benefit. Additionally, the certificate of incorporation provides that we will indemnify our officers and directors to the fullest extent permitted by the BCL. However, if the BCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours, in addition to the limitation on personal liability described above, shall be limited to the fullest extent permitted by the amended BCL. Further, any repeal or modification of such provision of the certificate of incorporation by our shareholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of ours existing at the time of such repeal or modification.

Bylaws

     Our bylaws generally provide for indemnification of officers, directors, employees and agents of ours and persons serving at the request of us in such capacities for other business organizations against certain losses, costs, liabilities, and expenses incurred by reason of their positions with our company or such other business organizations. In the case of non-derivative actions, we will indemnify such persons against expenses, including attorney's fees, judgments, fines and amounts paid in settlement incurred by such person as long as they acted in good faith and in a manner they believed to be in or not opposed to our best interests. In the case of derivative actions, we will indemnify such persons against expenses, including attorneys' fees, incurred by them as long as they acted in good faith and in a manner they believed to be in or not opposed to our best interests. We also have policies insuring our officers and directors and officers and directors of our wholly owned subsidiaries against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933, as amended.

Underwriting Agreement

     The underwriting agreement will provide for the indemnification of our directors and officers in certain circumstances.

Insurance

     We intend to maintain a policy of liability insurance to insure our officers and directors and certain directors and officers of our wholly owned subsidiaries against losses resulting from certain acts committed by them in their capacities as officers and directors of ours or our subsidiaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     Since January 1, 1996, we have sold and issued the following securities:



   1. Our 1997 Stock Option Plan, as amended, provides for the grant of stock options to key employees of ours (the "1997 Plan"). Under the 1997 Plan, employees are eligible to receive grants of incentive stock options, which are intended to be "Incentive Stock Options," as defined by Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Options granted under the 1997 Plan are not exercisable after ten years after the date of grant. An aggregate of 600,000 shares of common stock have been reserved for issuance upon exercise of outstanding options issued under the 1997 Plan. We believe that the 1997 Plan grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder, because such options were granted pursuant to a written compensatory benefit plan, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant. As of June 30, 2000, pursuant to the 1997 Plan, options to purchase an aggregate of 586,980 shares of common stock were outstanding, including options, granted on June 17, 1997, to purchase 200,480 shares of common stock at an exercise price of $1.12 per share, options, granted on January 15, 1998, to purchase 119,500 shares of common stock at an exercise price of $1.50 per share, options, granted on January 15, 1999, to purchase 165,500 shares of common stock at an exercise price of $3.00 per share, options, granted on January 15, 1999, to purchase 60,000 shares of common stock at an exercise price of $3.30 per share, options, granted on March 15, 1999, to purchase 14,000 shares of common stock at an exercise price of $3.75 per share, options, granted on March 15, 1999 and April 15, 1999, to purchase an aggregate of 4,000 shares of common stock at an exercise price of $5.00 per share and options, granted on August 23, 1999 and September 27, 1999, to purchase an aggregate of 21,000 shares of common stock at an exercise price of $10.00 per share. No such outstanding options had been exercised.



   2. Our 1999 Directors' Stock Option Plan, provides for the grant of stock options to employee and non-employee directors and committee members of ours (the "1999 Directors' Plan"). Under the 1999 Directors' Plan, optionees receive non-discretionary, automatic grants of non-qualified options. Under the 1999 Directors' Plan, options vest (i) 50% immediately upon grant, (ii) 25% if the optionee has continued to serve as a director of ours for the entirety of the year in which the grant of an option is made; and (iii) the remaining 25%, if the optionee has continued to serve as a director of ours for the entirety of the second year following the year in which the option grant is made. Options granted under the 1999 Directors' Plan are not exercisable after ten years after the date of grant. An aggregate of 400,000 shares of common stock have been reserved for issuance upon exercise of outstanding options issued under the 1999 Directors' Plan. We believe that the 1999 Directors' Plan grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder, because such options were granted pursuant to a written compensatory benefit plan of ours, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant. As of June 30, 2000, pursuant to the 1999 Directors' Plan, options to purchase an aggregate of 275,000 shares of common stock were outstanding, including options granted on September 15, 1999, to purchase 150,000 shares of common stock at an exercise price of $10.00 per share and options granted on May 30, 2000, to purchase 125,000 shares of common stock at an exercise price of $11.00 per share. No such outstanding options had been exercised.



   3. On September, 1 1999, we issued a ten (10) year option to Paul Wolotsky to purchase up to 300,000 shares of our common stock at an exercise price of $8.50 per share, in consideration for Mr. Wolotsky's execution of his employment agreement. The shares underlying the option vest (i) 25,000 on September 1, 1999; (ii) 35,000 on September 1, 2000; (iii) 45,000 on
      September 1, 2001; (iv) 55,000 on September 1, 2002; (v) 65,000 on
      September 1, 2003; and (vi) 75,000 on September 1, 2004. We believe that this transaction is exempt from registration under the Securities Act pursuant to Section 4(2), or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

   4. On September 20, 1999, we entered into a merger agreement with Infinite Technology Information Services, Inc. ("ITIS"), which was amended on February 28, 2000, pursuant to which ITIS was merged with and into Mercury Internet Services, Inc, a wholly-owned subsidiary of ours. At consummation of the merger, we issued 350,000 shares of common stock to the three former shareholders of ITIS, all of whom are also officers and directors of ours, as part of the merger consideration. We believe that this transaction is exempt from registration under the Securities Act pursuant to Section 4(2), or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.



   5. On October 29, 1999, we issued a five (5) year warrant to Chemical Investments, Inc. to purchase up to 25,000 shares of our common stock at an exercise price of $.01 per share, as additional incentive for The Chase Manhattan Bank to extend our line of credit. The shares underlying the warrant vested on June 30, 2000. Pursuant to the terms of the warrant, Chemical Investments, Inc. has the right, ending on the earlier of November 1, 2004 or the second anniversary of the closing of our initial public offering, to sell a portion of the warrants back to us, for an aggregate repurchase price of $250,000. We believe that our issuance of the warrants to Chemical Investments, Inc. was exempt from the registration under the Securities Act pursuant to Section 4(2), or Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering. This transaction represented a distinct financing transaction from our proposed public offering and was privately negotiated as part of an extension of a pre-existing credit engagement.

   6. Our 1999 Stock Option Plan provides for the grant of stock options to key employees of ours (the "1999 Plan"). Under the 1999 Plan, employees are eligible to receive grants of incentive stock options, which are intended to be "Incentive Stock Options," as defined by Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Options granted under the 1999 Plan are not exercisable after ten years after the date of grant. An aggregate of 350,000 shares of common stock have been reserved for issuance upon exercise of outstanding options issued under the 1999 Plan. We believe that the 1999 Plan grants described in this paragraph are exempt from the registration requirements of the Securities Act by reason of Rule 701 promulgated thereunder, because such options were granted pursuant to a written compensatory benefit plan, copies of which were provided to each participant, and the aggregate offering price did not exceed the limit prescribed by Rule 701 in connection with any such grant. As of June 30, 2000, pursuant to the 1999 Plan, options to purchase an aggregate of 295,000 shares of common stock were outstanding, including options granted on February 28, 2000, to purchase 285,000 shares of common stock at an exercise price of $10.00 per share and options granted March 6, 2000, to purchase 10,000 shares of common stock at an exercise price of $10.50 per share. No such outstanding options had been exercised.



     None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offerings.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits



  EXHIBIT
  NUMBER                                         DESCRIPTION
----------                                      -------------

  1.1      --Form of Underwriting Agreement.*
  1.2      --Form of Selected Dealer Agreement.*
  1.3      --Form of Representatives' Warrant Agreement.*
  1.4      --Form of Agreement Among Underwriters.*
  2.1      --Agreement and Plan of Merger, dated September 20, 1999, between the
             Company and Infinite Technology Information Services, Inc.*
  2.2      --Amendment to Agreement and Plan of Merger, between the Company and
             Infinite Technology Information Services, dated February 28, 2000.*
  3.1      --Amended and Restated Certificate of Incorporation of the Company.*
  3.2      --Bylaws of the Company.*
  4.1      --Specimen Certificate representing Common Stock.*
  4.2      --1997 Stock Option Plan, as amended.*
  4.3      --1999 Stock Option Plan.*
  4.4      --1999 Directors' Stock Option Plan.*
  5.1      --Opinion of Baer Marks & Upham LLP**
 10.1      --Employment Agreement, dated as of July 1, 1999, between the Company and Mark
             Dresner.*
 10.2      --Employment Agreement, dated as of July 1, 1999, between the Company and James
             McGowan.*
 10.3      --Employment Agreement, dated as of September 1, 1999, between the Company and Paul
             Wolotsky.*
 10.4      --Master Internet Services Agreement, dated July 1, 1999, between Infinite Technology
             Information Services, Inc. and MCSP, Inc.*
 10.5      --Leases, between the Company and Gaspar Industries, Inc., as amended.*
 10.6      --Lease, dated June 4, 1997, between the Company and JMB-40 Broad Street
             Associates.*
10.7       --S Corporation Termination, Tax Allocation and Indemnification
             Agreement, dated November 17, 1999, among Mark Dresner, James McGowan and the Company.*
 10.8      --U.S. Indirect Value Added Reseller Agreement, dated April 25, 1995, between Sun
             Microsystems, Inc. and the Company, as amended.*
 10.9      --Letter Agreement, dated December 8, 1999, amending Employment Agreement of Paul
             Wolotsky.*
 10.10     --Amendment to Master Internet Services Agreement, between Infinite Technology
             Information Services, Inc. and MCSP, Inc., dated February 28, 2000.*



   EXHIBIT
   NUMBER                                          DESCRIPTION
------------                                      --------------
  10.11   --Amended and Restated Consideration Splitting Agreement, dated February 28, 2000, by and among Infinite Technology Information Services, Inc., Mark Dresner, James McGowan
            and Wolotsky Enterprises, Inc.*
  21.1    --Subsidiaries of the Company.*
  23.1    --Consent of Ernst & Young LLP.**
  23.2    --Consent of Baer Marks & Upham LLP (contained in Exhibit 5.1).**
  24.1    --Power of Attorney (included on the signature page of this registration statement).*
  27.1    --Financial Data Schedule.*
  99.1    --Consent of Frank J. Tasco.*



----------
  *   Previously filed.

 **   Filed herewith.

     (b) Financial Statement Schedules.

     All schedules are omitted because they are not applicable or because the required information is contained in the Combined/Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Mineola, on July 21, 2000.


                                        INFINITE TECHNOLOGY GROUP LTD.


                                        By:         /S/ JAMES MCGOWAN
                                          ------------------------------------
                                                  JAMES MCGOWAN
                                         PRESIDENT AND CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 6 to the registration statement has been signed by the following persons in the capacities indicated.




         SIGNATURE                             TITLE                         DATE
--------------------------                  -----------                     -------
       /S/ MARK DRESNER      Chairman of the Board and Director         July 21, 2000
 -----------------------
        MARK DRESNER

             *               President, Chief Executive Officer and     July 21, 2000
 -----------------------     Director (Principal Executive Officer)
       JAMES MCGOWAN

             *               Director                                   July 21, 2000
 -----------------------
       PAUL WOLOTSKY

             *               Director                                   July 21, 2000
 -----------------------
      BERNARD ESQUENET

             *               Director                                   July 21, 2000
 -----------------------
      CRAIG S. LIBSON

             *               Chief Financial Officer (Principal         July 21, 2000
 -----------------------     Financial and Accounting Officer)
       DENNIS WILSON



        *By:    /S/ MARK DRESNER
            ------------------------
                  MARK DRESNER
               Attorney-in-fact

                                  EXHIBIT INDEX



   EXHIBIT
    NUMBER                                              DESCRIPTION                                              PAGE
-------------                                          -------------                                             -----
 1.1   --  Form of Underwriting Agreement.* ..............................................................
 1.2   --  Form of Selected Dealer Agreement.* ...........................................................
 1.3   --  Form of Representatives' Warrant Agreement.* ..................................................
 1.4   --  Form of Agreement Among Underwriters.* ........................................................
 2.1   --  Agreement and Plan of Merger, dated September 20, 1999, between the Company and Infinite
           Technology Information Services, Inc.* ........................................................
 2.2   --  Amendment to Agreement and Plan of Merger, between the Company and Infinite Technology
           Information Services, dated February 28, 2000.* ...............................................
 3.1   --  Amended and Restated Certificate of Incorporation of the Company.* ............................
 3.2   --  Bylaws of the Company.* .......................................................................
 4.1   --  Specimen Certificate representing Common Stock.* ..............................................
 4.2   --  1997 Stock Option Plan, as amended.* ..........................................................
 4.3   --  1999 Stock Option Plan.* ......................................................................
 4.4   --  1999 Directors' Stock Option Plan.* ...........................................................
 5.1   --  Opinion of Baer Marks & Upham LLP** ...........................................................
10.1   --  Employment Agreement, dated as of July 1, 1999, between the Company and Mark Dresner.* ........
10.2   --  Employment Agreement, dated as of July 1, 1999, between the Company and James McGowan.*
10.3   --  Employment Agreement, dated as of September 1, 1999, between the Company and Paul
           Wolotsky.* ....................................................................................
10.4   --  Master Internet Services Agreement, dated July 1, 1999, between Infinite Technology
           Information Services, Inc. and MCSP, Inc.* ....................................................
10.5   --  Leases, between the Company and Gaspar Industries, Inc., as amended.* .........................
10.6   --  Lease, dated June 4, 1997, between the Company and JMB-40 Broad Street Associates.* ...........
10.7   --  S Corporation Termination, Tax Allocation and Indemnification Agreement, dated November 17,
           1999, among Mark Dresner, James McGowan and the Company.* .....................................
10.8   --  U.S. Indirect Value Added Reseller Agreement, dated April 25, 1995, between Sun
           Microsystems, Inc. and the Company, as amended.* ..............................................
10.9   --  Letter Agreement, dated December 8, 1999, amending Employment Agreement of Paul
           Wolotsky.* ....................................................................................
10.10  --  Amendment to Master Internet Services Agreement, between Infinite Technology Information
           Services, Inc. and MCSP, Inc., dated February 28, 2000.* ......................................
10.11  --  Amended and Restated Consideration Splitting Agreement, dated February 28, 2000, by and among Infinite Technology Information Services, Inc., Mark Dresner, James McGowan and
           Wolotsky Enterprises, Inc.* ...................................................................
21.1   --  Subsidiaries of the Company.* .................................................................
23.1   --  Consent of Ernst & Young LLP.** ...............................................................
23.2   --  Consent of  Baer Marks & Upham LLP (contained in Exhibit 5.1).** ..............................
24.1   --  Power of Attorney (included on the signature page of this registration statement).* ...........
27.1   --  Financial Data Schedule.* .....................................................................
99.1   --  Consent of Frank J. Tasco.* ...................................................................


---------
  *  Previously filed.

 **  Filed herewith.

***  To be filed by amendment.